UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SYNIVERSE HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

To the Shareholders of Syniverse Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders of Syniverse Holdings, Inc. to be held on May 6, 2010 at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a shareholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Syniverse stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

Thank you for your continued interest in Syniverse Holdings, Inc.

/s/ Tony G. Holcombe

Tony G. Holcombe

President and Chief Executive Officer

Enclosures

April 5, 2010

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 6, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Syniverse Holdings, Inc. will be held at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, on Thursday, May 6, 2010, commencing at 9:00 a.m., local time, for the following purposes:

1.	To elect nine directors of Syniverse Holdings, Inc. for a one-year term expiring in 2011;

2.	To consider and vote on the approval and ratification of the selection of Ernst & Young LLP as the independent registered certified public accounting firm (independent auditors) for Syniverse Holdings, Inc. for 2010; and

3.	To consider and approve an Amendment to the Employee Stock Purchase Plan of Syniverse Holdings, Inc.; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with our bylaws, the close of business on March 15, 2010 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. The stock transfer books will not close.

By Order of the Board of Directors

/s/ Laura E. Binion

Laura E. Binion

Corporate Secretary

Tampa, Florida

April 5, 2010

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 6, 2010

The Company’s proxy statement and annual report to shareholders are available at

www.syniverseproxy.com

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is being solicited by and on behalf of Syniverse Holdings, Inc., and will be voted at the Annual Meeting of Shareholders on May 6, 2010. This statement and the accompanying proxy are first being sent or given to shareholders on or about April 5, 2010. Unless the context otherwise requires, all references to “we”, “us” or the “Company” refer to Syniverse Holdings, Inc. and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Shareholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our Corporate Secretary, at 8125 Highwoods Palm Way, Tampa, Florida 33647, by executing a later-dated proxy, or by attending the Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

Quorum; Abstentions; Broker Non-Votes

The holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.

You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the New York Stock Exchange (“NYSE”) with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of Ernst & Young LLP as our independent registered certified public accounting firm. Broker non-votes will not be counted in tabulating the votes cast.

The approval of the Amendment to the Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy at the Annual Meeting; provided that the total votes cast represents over fifty percent (50%) in interest of all securities entitled to vote on the proposal. Abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of the Amendment to the Employee Stock Purchase Plan. Broker non-votes will not be counted in tabulating the votes cast and therefore will affect the outcome of a vote only to the extent that broker non-votes could impair our ability to satisfy the NYSE requirement that the total votes cast on the proposal to approve the Amendment to the Employee Stock Purchase Plan represent over fifty percent (50%) in interest of all securities entitled to vote thereon.

As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on March 15, 2010, are entitled to receive notice of and to vote at the Annual Meeting. Each share of common stock (except certain shares of restricted stock) is entitled to one vote on each matter to be voted upon at the Annual Meeting. As of the March 15, 2010 record date, we had 69,318,338 outstanding shares (net of treasury shares and non-voting restricted stock) of our common stock.

Voting Procedures

Because Delaware, the state in which we are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, our shareholders will have the option to submit their proxies or voting instructions electronically through the Internet. Please note that there are separate arrangements for using the Internet depending on whether your shares are registered in our stock records in your name or in the name of the brokerage firm or bank. Shareholders should check their proxy card or the voting instruction card forwarded by their broker, bank or other holder of record to see which options are available.

You can find the results of the voting on the proposals in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2010.

Householding

The Securities and Exchange Commission (“SEC”) rules permit us, with your permission (including, in certain circumstances, your implied permission), to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary. Additionally, shareholders sharing an address can request delivery of a single copy of the proxy statement or annual report if they are receiving multiple copies of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary.

GOVERNANCE MATTERS

The Board of Directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, the Company’s Code of Business Conduct, the Company’s Securities Trading Policy, the Code of Ethics for Senior Financial Employees, and the Company’s Whistleblower Policy are available on the Company’s website, www.syniverse.com at the “Investors” tab, under “Corporate Governance—Governance Highlights.” The information on the Company’s website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to the Corporate Secretary of the Company at 8125 Highwoods Palm Way, Tampa, Florida 33647.

Director Independence

The listing standards of the NYSE provide that a majority of the Board of Directors must meet the requirements for being an independent director, including the requirement that the Board of Directors affirmatively determine that a director has no material relationship with the Company. To guide in this determination, our Board of Directors has adopted categorical standards of independence. Pursuant to these standards a director will not be independent if: (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (ii) the director, or an immediate family member of the director, has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service); (iii) the director is a current partner or employee of a firm that is the Company’s internal or external auditor, has an immediate family member who is a current partner of such a firm, has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit during that time period; (iv) the director or an immediate family member of the director is or has been employed as an executive officer of another company where any of the Company’s present executive officers served on that other company’s compensation committee; or (v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (a) $1,000,000, or (b) two percent (2%) of such other company’s consolidated gross revenues.

After applying the standards set forth above, the Board of Directors has determined that all persons who served as directors during 2009, except Mr. Holcombe who currently serves as our Chief Executive Officer, are “independent” under our categorical standards and the applicable requirements of the NYSE. Accordingly at all times during 2009 we were in compliance with the requirement of the NYSE to have a majority of independent directors.

Board Committees

Our Board of Directors has established three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and has adopted a written charter for each of these committees.

Audit Committee. Throughout 2009 the Audit Committee was comprised of Messrs. James B. Lipham (Chairman), Jason Few, Jack Pearlstein, and Fritz E. von Mering. In accordance with its charter, the primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of the Company’s independent auditors.

The Board of Directors has determined that all of the members of the Audit Committee are “independent,” in accordance with its guidelines and the applicable rules of the NYSE. The Board of Directors has determined that Mr. James B. Lipham is an “audit committee financial expert” as defined by Item 407 of Regulation S-K promulgated by the SEC and that all members of the Audit Committee are “financially literate” as that term is used under the applicable rules of the NYSE.

Compensation Committee. Throughout 2009 the Compensation Committee was comprised of Messrs. Robert J. Gerrard, Jr. (Chairman), Timothy A. Samples, Jack Pearlstein and Fritz E. von Mering. The Board of Directors has determined that all persons who served on the Compensation Committee during 2009 were “independent” in accordance with its guidelines and the applicable rules of the NYSE.

In accordance with its charter, the primary functions of the Compensation Committee are to review and make decisions regarding compensation of the Company’s executive officers, to make recommendations regarding compensation of non-employee members of the Company’s Board of Directors and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans.

Use of Compensation Consultants. To assist it in fulfilling these responsibilities, the Compensation Committee has the authority to engage outside advisors. For the past several years, the Committee has retained Mercer (US) Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., as its third party advisor. In this capacity, Mercer reports directly to the Compensation Committee, and the Compensation Committee directs Mercer’s work. The Compensation Committee also reviews and approves the professional fees paid to Mercer for its executive compensation services. During 2009, Mercer assisted in the design of a new long-term incentive program for executives and other key employees, conducted equity grant modeling, reviewed and modeled various equity plan share reserve request scenarios, reviewed equity plan documents and proxy disclosure language, developed participant communications materials regarding the new program, provided an overview of trends and developments impacting executive compensation, and participated in various meetings with the Committee to review the executive pay program and new long-term incentive plan. Mercer’s fees for executive compensation consulting to the Committee in 2009 were $160,775.

During 2009, the Company also retained Mercer to provide services unrelated to executive compensation. The aggregate fees paid for these other services were $155,574. Because of the policies and procedures Mercer and the Compensation Committee have in place, the Committee believes that the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relations with the Company. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The Committee has the sole authority to retain and terminate the executive compensation consultant;

•	The consultant has direct access to the Committee without management intervention; and

•	The protocols for the engagement describe how the consultant may interact with management.

While it is necessary for the consultant to interact with management to gather information, the Committee determines the appropriate forum for receiving consultant recommendations. This approach protects the Committee’s ability to receive objective advice from the consultant so that the Committee may make independent decisions about executive pay at the Company.

Compensation Committee Interlocks and Insider Participation. None of the members of our Compensation Committee was an officer or employee of the Company in 2009 or any time prior thereto. During 2009, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

Nominating and Corporate Governance Committee. From January 2009 until May 2009, the Nominating and Corporate Governance Committee was comprised of Messrs. Timothy A. Samples (Chairman), Jason Few and Robert F. Gerrard, Jr. Upon joining the Board of Directors in May 2009, Ms. Wendy J. Murdock was appointed to the Nominating and Corporate Governance Committee. In accordance with its charter, the primary functions of the Nominating and Corporate Governance Committee are to identify and to recommend to the Board of Directors the selection of director nominees for each Annual Meeting of Shareholders or for any vacancies on the Board of Directors and to make recommendations to the Board of Directors regarding the adoption or amendment of corporate governance principles applicable to the Company.

The Board of Directors has determined that all persons who served on the Nominating and Corporate Governance Committee during 2009 were “independent” in accordance with its guidelines and the applicable rules of the NYSE.

Board Governance

Attendance at Board and Committee Meetings. There were 23 meetings of the Board of Directors, 11 meetings of the Audit Committee, 10 meetings of the Compensation Committee and 5 meetings of the Nominating and Corporate Governance Committee held during 2009. Our Corporate Governance Guidelines set forth the expectations that directors attend all meetings of the Board of Directors and any committees they serve as well as encourage that directors attend the Annual Meeting of Shareholders. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the committees of which he or she was a member held during 2009. Two of the then-incumbent directors attended the 2009 Annual Meeting of Shareholders.

Executive Sessions of Non-Management Directors. The non-management directors meet regularly without management present in conjunction with the Board meetings and the committee meetings. These meetings are held at least quarterly and are presided over by the non-executive Chairman of the Board. After the executive session, a designated director will update our Chief Executive Officer on the key items discussed.

Board Leadership Structure. In 2006 when our then current Chief Executive Officer and Chairman of the Board resigned, our Board elected to change the board leadership structure by separating the Chief Executive Officer and Chairman positions. Our Board determined that a separate board leadership structure would help create a strong, independent Board, promote oversight of risk and curb potential conflicts of interest. In addition, having a separate Chairman and Chief Executive Officer allows Board members to raise issues without involving senior management, allows the Chairman to serve as a liaison between the Board and senior management and allows the Chairman to play a key role in succession planning for the position of Chief Executive Officer. Our current Chairman is independent and is responsible for providing leadership to the Board.

Board Oversight of Risk. Our Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, certain of its responsibilities in this area. This delegation of responsibility is outlined in the charters for each committee. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems of internal accounting and financial controls and the performance of the Company’s internal audit function and independent auditor. The director of the Company’s internal audit function reports directly to the Audit Committee and the Audit Committee reviews and concurs in the appointment, termination and replacement of that director. The

Compensation Committee has the responsibility for reviewing the Company’s compensation policies to ensure these policies are not reasonably likely to create undue risk to the Company. The Nominating and Corporate Governance Committee has responsibility for oversight of the Company’s ethics policies, including the Company’s Code of Business Conduct. The Audit Committee and the Nominating and Corporate Governance Committee share responsibility for oversight of the 24 hour ethics hotline with claims being assigned to each committee based on the content of the claim. The Audit Committee has responsibility for any claims relating to accounting, internal accounting controls or auditing matters.

Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility and coordination of this duty. Each Committee Chairman reports to the full Board matters discussed or reviewed at Committee meetings.

Related Party Transactions

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for considering questions of possible conflicts of interest and related party transactions involving directors, executive officers, key employees and other “related persons” as defined by Item 404(a) of Regulation S-K. As set forth in the Code of Business Conduct, directors, officers and employees are expected to act and make decisions that are in the best interest of the Company and to avoid situations which present a conflict between the Company’s interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner.

There were no relationships or related party transactions that occurred in the fiscal year ending December 31, 2009. We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, to identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company.

DIRECTOR QUALIFICATION STANDARDS AND EVALUATION PROCESS

We seek to align Board composition with our strategic direction so that the Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Nominating and Corporate Governance Committee in the selection of directors include:

(i)	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

(ii)	the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of the Company’s business;

(iii)	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board of Directors that works together effectively and constructively; and

(iv)	the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves.

These are only threshold criteria, however, and the Board also considers the contributions that a candidate can be expected to make to the collective functioning of the Board of Directors based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board of Directors at the time, and other relevant circumstances. We believe that it is important for the Board of Directors to be comprised of individuals of diverse gender, age, race and national origin, as well as individuals with diverse viewpoints, professional experience, education, skills and other individual qualities and attributes that will contribute to the Board’s ability to direct a global telecommunications technology company. For this reason, the Nominating and Corporate Governance Committee has actively recruited candidates with these diverse characteristics in the past several years and believes the current nominees reflect a qualified and diverse Board. We will continue to consider diverse qualities and attributes as an important qualification for Board nominees in the future.

The Board of Directors selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board of Directors at the time and using the criteria set forth above. The Nominating and Corporate Governance Committee identifies potential nominees through its network of contacts or, from time to time, the Nominating and Corporate Governance Committee has engaged the services of a professional search firm to assist in the identification and evaluation of potential director candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above.

In cases when a professional search firm is engaged, it will assist the Nominating and Corporate Governance Committee in identifying potential candidates that fit the Board of Director’s search criteria (using databases and other resources), obtaining candidate resumes and other biographic information, conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board of Directors; scheduling interviews with the Chairman of the Nominating and Corporate Governance Committee and other members of the Board of Directors and management, performing reference checks, and assisting in finalizing arrangements with candidates who receive an offer to join the Board of Directors.

Ms. Murdock was recommended as a nominee to serve on the Board of Directors through a professional search firm retained by the Nominating and Corporate Governance Committee. Ms. Murdock was interviewed by the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and each of its members, and the Company’s Chief Executive Officer, all of whom recommended that her candidacy be considered by the full Board of Directors.

DIRECTOR COMPENSATION

2009 Non-Employee Director Compensation. In 2008, the Company’s non-employee directors received an annual cash retainer of $50,000 plus fixed share annual grants of 7,200 stock options and 2,700 restricted shares for serving on our Board. Our non-executive Board Chairman received an additional cash retainer of $50,000 and additional annual grants of 2,700 stock options and 1,000 restricted shares for serving in this role. Non-employee directors serving as committee chairs also received annual cash retainers of $20,000 (Audit), $15,000 (Compensation) and $10,000 (Nominating and Corporate Governance) for chairing committees. Other non-employee directors serving on these committees received annual cash retainers of $10,000 (Audit), $7,500 (Compensation) and $5,000 (Nominating and Corporate Governance) for their service. No per meeting fees were paid.

In the second half of 2008, the Compensation Committee retained Mercer to review the Company’s non-employee director compensation. Effective January 1, 2009, based on Mercer’s recommendations, and in lieu of the ongoing annual fixed share grants, the Compensation Committee approved a plan to provide non-employee directors with annual equity grants with a targeted value of $100,000, comprised of $50,000 for stock options and $50,000 for restricted stock, with both vesting in annual increments over a 3-year period. In addition, the Chairman of the Board will receive an additional annual equity grant, with a targeted value of $50,000, equally allocated between stock options and restricted stock, for serving as the non-executive Board Chairman. This change from a fixed share approach to a targeted value approach for annual equity grants is consistent with changes made to our long-term incentive plan for executives. No changes were made to annual cash retainers for Board and committee service.

All of our directors are reimbursed for out-of-pocket expenses related to their service as directors.

The following table provides information about the compensation earned by our non-employee directors during 2009 and their equity award holdings as of December 31, 2009.

Name	Fees Earned or Paid in cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Robert J. Marino	100,000	75,887	76,653	252,540
Jason Few	65,000	50,543	51,102	166,645
Robert J. Gerrard, Jr.	70,000	50,543	51,102	171,645
James B. Lipham	70,000	50,543	51,102	171,645
Wendy J. Murdock	41,250	50,543	51,102	142,895
Jack Pearlstein	67,500	50,543	51,102	169,145
Timothy A. Samples	67,500	50,543	51,102	169,145
Fritz E. von Mering	67,500	50,543	51,102	169,145

1)	Reflects the grant date fair value of stock and option awards granted in 2009, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation ("FASB ASC Topic 718"). The grant date fair value of the service-based restricted stock awards is based on the fair market value of the underlying shares on the date of grant. As of December 31, 2009, each Director has the following number of unvested restricted shares outstanding: Robert J. Marino-13,000; Jason Few-9,870; Robert J. Gerrard, Jr.-9,130; James B. Lipham-9,870; Wendy J. Murdock-3,450; Jack Pearlstein-9,870; Timothy A. Samples-9,870; Fritz E. von Mering-9,130.

The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 7 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Form 10-K filed with the SEC on February 26, 2010. As of December 31, 2009, each Director had options outstanding of: Robert J. Marino-73,810; Jason Few-34,260; Robert J. Gerrard, Jr,-27,060; James B. Lipham-54,260 ; Wendy J. Murdock-8,060; Jack Pearlstein-54,260; Timothy A. Samples-34,260; Fritz E. von Mering-27,060

(2)	The following table shows the options and restricted stock awarded to each non-employee director during 2009, and the aggregate grant date fair value for each award

Name	Option Awards (#)	Grant Date Fair Value of Option Awards ($)	Restricted Stock (#)	Grant Date Fair Value of Restricted Stock Awards ($)
Robert J. Marino	12,090	76,653	5,180	75,887
Jason Few	8,060	51,102	3,450	50,543
Robert J. Gerrard, Jr.	8,060	51,102	3,450	50,543
James B. Lipham	8,060	51,102	3,450	50,543
Jack Pearlstein	8,060	51,102	3,450	50,543
Wendy J. Murdock	8,060	51,102	3,450	50,543
Timothy A. Samples	8,060	51,102	3,450	50,543
Fritz E. von Mering	8,060	51,102	3,450	50,543

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine (9) persons, all of which are being nominated for re-election to the Board of Directors. Each director serves a one year term. The current directors who will stand as nominees for election as directors, are as follows:

Name	Age*	Position	Year First Became a Director
Robert J. Marino	62	Chairman of the Board, Director	2004
Tony G. Holcombe	54	President and Chief Executive Officer, Director	2003
Jason Few	43	Director	2007
Robert J. Gerrard, Jr.	57	Director	2008
James B. Lipham	61	Director	2005
Wendy J. Murdock	57	Director	2009
Jack Pearlstein	46	Director	2005
Timothy A. Samples	52	Director	2007
Fritz E. von Mering	57	Director	2008

*	Age at April 1, 2010.

Robert J. Marino was named Chairman of the Board on December 31, 2006 and has served as a director since February 2004. From August 1998 to February 2003, Mr. Marino served as Group President of Convergys Information Management Group. Convergys Corporation was formed by spinning off Cincinnati Bell Information Systems Inc. (CBIS) and MATRIXX Marketing Inc. from Cincinnati Bell Inc. Prior to this, Mr. Marino served as President and Chief Executive Officer of CBIS from October 1996 to August 1998 and Chief Operating Officer of CBIS from November 1995 to October 1996. Prior to joining CBIS, Mr. Marino served as President of the northeast region at Nextel Communications from November 1993 to October 1995. Mr. Marino also held senior management positions at Houston Cellular Telephone Company, Compania de Radiocomunicaciones Moviles in Argentina and Sprint Corporation. Mr. Marino holds a Bachelor of Science degree in economics from the State University of New York College at Brockport. We believe that Mr. Marino’s executive and management experience, coupled with his extensive telecommunications background, position him well to serve on our Board. We also believe Mr. Marino’s long term relationships with various customers, extensive knowledge of transaction based business models, experience in conducting business globally, experience with large scale software development for telecommunications companies and experience in billing cable and wireless operators complement Syniverse’s global business model for providing transaction based services to communications companies. Mr. Marino’s prior experience serving on the boards of other companies further augments his broad range of knowledge, providing him a depth of experience from which he can draw while serving as a member of our Board.

Tony G. Holcombe has served as a director since March 2003. Effective January 9, 2006, Mr. Holcombe became our President and Chief Executive Officer. From December 2003 to November 2005, Mr. Holcombe served in various executive positions at Web MD, including as President of its Emdeon Business Services (formerly known as WebMD Business Services) segment from December 2003 to October 2004, and as President of Web MD from October 2004 to November 2005. From September 2002 to December 2003 Mr. Holcombe was Chief Executive Officer of Valutec Card Solutions. From May 1997 to September 2002, Mr. Holcombe served in various executive positions at Ceridian Corporation and its subsidiaries. From November 1999 to September 2002, Mr. Holcombe served as Executive Vice President of Ceridian Corporation. Prior to this, Mr. Holcombe was President and Chief Executive Officer of National Processing, Inc. from October 1994 to March 1997. Mr. Holcombe serves on the board of directors of CTIA and the Wireless Foundation. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University. We believe that Mr. Holcombe’s executive and management experience and his prior service on our Board give him an in-depth understanding of the role of the Board, our company and its operations and well qualify him to serve on our Board. We also believe that Mr. Holcombe’s service on the boards of two of the wireless industry associations provides Mr. Holcombe with industry specific knowledge and experience that will be of particular importance for Syniverse.

Jason Few joined the Board of Directors in July 2007. Mr. Few is President of Reliant Energy. He joined Reliant Energy in 2008. From 2003 to 2008 Mr. Few served in various executive positions at Motorola, Inc., including Corporate Vice President and GM Companion Products, Corporate Vice President Global Retail and Distribution, Corporate Vice President Global Quality and Customer Advocacy Mobile Devices and Vice President and Chief Marketing Officer of North America. Prior to that, he served in several vice president positions at SBC and in senior marketing and sales positions at AT&T. Mr. Few earned a master’s degree in Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management and a Bachelor’s degree in Business Administration in computer systems from the Ohio University School of Business. We believe Mr. Few’s executive and management experience, as well as his global wireless industry experience and sales and marketing expertise, long term telecommunications customer relationships and risk management experience leading a commodities based energy company allows him to bring valuable insights and perspectives to our Board and qualifies him to serve on our Board.

Robert J. Gerrard, Jr. joined the Board of Directors in April 2008. Until January 31, 2009, Mr. Gerrard served as Executive Vice President and General Counsel of Scripps Networks LLC, which he joined in 1997. He has over thirty years of legal experience in the areas of multimedia, entertainment, intellectual property, litigation and mergers and acquisitions. He established the Scripps Networks legal department and oversaw the company’s human resources department until January 2007. From 1994 to 1997, he was Vice President and General Counsel of Sega Channel, a joint venture formed by cable television companies Time Warner Cable, Tele-Communications Inc. and videogame creator Sega. He was senior counsel for Home Box Office from 1982-1994 and a litigation associate with Hughes Hubbard & Reed from 1977 to 1982. Mr. Gerrard earned a Juris Doctor degree from Harvard Law School and a Bachelor’s degree from Harvard College. We believe Mr. Gerrard’s extensive legal and human resources expertise augments his broad range of experience in corporate governance, risk assessment, international transactions, and compensation and management evaluation matters and allows him to bring a variety of viewpoints and perspectives to Board discussions and well qualify him to serve on our Board.

James B. Lipham has served as a director since February 2005. Mr. Lipham is Senior Executive Vice President and Chief Financial Officer of Total System Services, Inc. (TSYS) which is publicly held and traded on the NYSE. Mr. Lipham joined Synovus Financial Corp., formerly Columbus Bank and Trust Company Bancshares, Inc., in 1984 as Vice President and Assistant Treasurer of the Financial Division. In December 1987, he transferred to TSYS as Treasurer where he later became Executive Vice President and Chief Financial Officer. Prior to joining Synovus Financial Corp., Mr. Lipham was Senior Vice President and Chief Financial Officer of First Federal Savings and Loan in Columbus, Ga. Prior to First Federal, he was employed with Ernst & Whinney as a Senior Accountant. Mr. Lipham holds a Bachelor of Science degree in Business Administration from West Georgia College. Mr. Lipham serves on the board of directors of TSYS Acquiring Solutions and China Unionpay Data Co. LTD. He is also a member of the board of directors of the Green Island Country Club and Columbus Hospice. We believe Mr. Lipham’s broad understanding of the operational, financial and strategic issues facing public and private companies, as well as his financial expertise and experience with transactional based business models, well qualify him to serve on our Board.

Wendy J. Murdock joined the Syniverse Board of Directors in May 2009. Ms. Murdock currently is the chief franchise officer for MasterCard Worldwide and is a member of the MasterCard Worldwide Management Council. She also served as the company’s chief product officer. Prior to joining MasterCard in 2005, she was an adviser at Putnam Lovell NBF, an investment banking group focused on the global financial services industry. Ms. Murdock also previously held multiple positions with Citigroup, including chief operating officer of retail and high net worth asset management, and she served as director of strategic planning at Salomon Smith Barney and as a partner at global management consulting firm McKinsey & Company. Ms. Murdock earned a Master’s of Business Administration degree from the University of Western Ontario and a Bachelor’s degree in French Canadian studies from McGill University. We believe Ms. Murdock’s executive and management experience, financial expertise, and experience in transactional based global business models well qualify her to serve on our Board. We also believe Ms. Murdock’s extensive experience in product development, strategic planning, mergers and acquisitions, along with her expertise in enterprise information security, will allow her to bring valuable viewpoints and perspectives to Board deliberations.

Jack Pearlstein has served as a director since February 2005. Mr. Pearlstein is currently Chief Financial Officer of Six3 Systems, Inc., a provider of national security and defense intelligence services. Mr. Pearlstein joined Six3 Systems, Inc. in June 2009. From April 2006 to March 2009 Mr. Pearlstein was Chief Financial Officer of Solera Holdings, Inc., a leading provider of software and services to the automobile insurance claims processing industry. Mr. Pearlstein previously served as Chief Financial Officer, Treasurer and Secretary of DigitalNet Holdings, Inc. from September 2001 through October 2004, when DigitalNet Holdings, Inc. was acquired by BAE Systems, North America. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.’s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From July 1998 until September 2000, Mr. Pearlstein served as AppNet’s Senior Vice President and from May 1999 until September 2000, Mr. Pearlstein served as AppNet’s Chief Financial Officer and Treasurer. Mr. Pearlstein has a Bachelor of Science degree in Accounting from New York University and a Master of Business Administration degree in Finance from George Washington University. We believe Mr. Pearlstein’s executive and management experience, coupled with his financial expertise and his extensive knowledge and understanding of public and private debt and equity markets, well qualify him to serve on our Board.

Timothy A. Samples has served as a director since March 2007. Mr. Samples has over 25 years experience in the communications industry. Since January of 2003, he has been a Principal at Sapience LLC, in Scottsdale, Arizona, where he does consulting work and serves as a non-executive director for two telecommunications and technology companies. From February 2001 to June 2002, he served as Chief Executive Officer, President, and Chairman of the Board of Management for Completel N.V., a Dutch registered competitive local exchange carrier, in London, England and Paris, France. From February 2000 to February 2001, Mr. Samples served as Chief Executive Officer and President of Firstmark Communications, a Pan-European broadband company with operations in seven Western European countries. From September 1997 to February 2000, he was Chief Executive Officer of One2One, a GSM service operator created through a joint venture between MediaOne group and cable and wireless providers. From July 1995 to May 1996, Mr. Samples served as Vice President and General Manager for US West Cellular/Airtouch in Phoenix, Arizona. Prior to 1995, Mr. Samples held various management, sales, and marketing positions with US West/MediaOne Group. Mr. Samples earned a Bachelor’s degree in Psychology from the University of Toledo and an advanced Management degree from the Wharton School of the University of Pennsylvania. We believe Mr. Samples’ extensive executive and management experience in the telecommunications industry well qualify him to serve on our Board. We also believe Mr. Samples’ experience in conducting business globally in the wireless industry complement Syniverse’s business model for providing services to wireless operators globally. His experience serving on the boards of other companies further augments his range of knowledge, providing him a depth of experience from which he can draw while serving as a member of our Board.

Fritz E. von Mering has served as a director since August 2008. Mr. von Mering is the Managing Director of Miles River Management, a strategic planning and financial management consulting firm. From 1989 to 2006 Mr. von Mering held various executive positions at Boston Communications Group, Inc., a company he helped found, including Chief Operating Officer, Vice President of Development and Chief Financial Officer. Prior to 1989, Mr. von Mering was Chief Financial Officer of Massachusetts Gas & Electric and Vice President, General Manager and Chief Financial Officer for Metromedia Corp. Mr. von Mering has a Master’s of Business degree from Babson College and a Bachelor’s degree in Accounting from Boston College. Mr. von Mering serves on the board of directors of Microfinancial Corp. We believe Mr. von Mering’s executive and management experience, along with his experience in mobile marketing, the prepaid wireless industry and his industry knowledge relating to future wireless innovations and products, well qualify him to serve on our Board. We also believe his experience serving on the boards of other companies further augments his range of knowledge, providing him a depth of experience from which he can draw while serving as a member of our Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF ROBERT J. MARINO, TONY G. HOLCOMBE, JASON FEW, ROBERT J. GERRARD, JR., JAMES B. LIPHAM, WENDY J. MURDOCK, JACK PEARLSTEIN, TIMOTHY A. SAMPLES AND FRITZ E. VON MERING AS DIRECTORS.

INDEPENDENT AUDITOR FEE INFORMATION

Independent Registered Certified Public Accounting Firm

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Services and Fees and Expenses of Ernst & Young LLP During 2009 and 2008

The following table presents fees for professional audit and other services rendered by our independent registered certified public accountants, Ernst & Young LLP, for the years ended December 31, 2009 and 2008.

	Year Ended December 31, 2009	Year Ended December 31, 2008
Audit fees(1)	$1,120,893	$1,281,200
Audit-related fees(2)	364,600	132,715
Tax fees(3)	194,249	290,389
All other(4)	4,495	—

Total fees	$1,684,237	$1,704,304

(1)	Audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent registered certified public accounting firm in connection with regulatory filings for those fiscal years.
(2)	Audit-related fees include fees for internal control reviews.
(3)	Tax fees include fees for tax compliance and advice.
(4)	All other includes fees for the independent registered certified public accountants subscription-based research service.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Certified Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered certified public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted pre-approval policies and procedures detailed as to particular services and particular amounts and delegated pre-approval authority to a member of the Audit Committee. Under this policy, the decision of any Audit Committee member to whom pre-approval authority has been delegated must be presented to the full Audit Committee at the next scheduled meeting. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accountants in accordance with this pre-approval policy. During fiscal year 2009, all services were pre-approved by the Audit Committee or a designated member of the Audit Committee in accordance with this policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Audit Committee is comprised of four directors, each of whom the Board of Directors has determined to be an independent director as defined by the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.syniverse.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and for maintaining effective systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2009 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered certified public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and an audit on the effectiveness of internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States), its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP that firm’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with Ernst & Young LLP with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed by the Company with the Securities and Exchange Commission.

James B. Lipham, Chairman

Jason Few

Jack Pearlstein

Fritz E. von Mering

April 5, 2010

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has recommended Ernst & Young LLP for reappointment as our independent registered certified public accounting firm. Ernst & Young LLP served as our independent registered certified public accounting firm for the year ended December 31, 2009. Ernst & Young LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered certified public accounting firm is not required by our Bylaws or otherwise. However, we are submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF THE FIRM OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR SYNIVERSE HOLDINGS, INC. FOR THE YEAR 2010.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of April 1, 2010.

Name	Age	Position
Tony G. Holcombe(1)	54	President, Chief Executive Officer, Director
Eugene Bergen Henegouwen	50	Executive Vice President, Managing Director, Europe, Middle East and Africa
Laura E. Binion	53	Senior Vice President, General Counsel and Secretary
Alfredo T. de Cárdenas	46	Executive Vice President, Americas
Lori Gonnu	54	Executive Vice Persident, General Manager, Roaming
Jeffrey S. Gordon	49	Chief Technology Officer
Leigh M. Hennen	59	Chief Human Resources Officer
David W. Hitchcock	49	Executive Vice President and Chief Financial Officer
Charles Landry	47	Executive Vice President, Messaging
William H. McGee	58	Senior Vice President—Mergers & Acquisitions
Michael J. O’Brien	44	Senior Vice President—Business Development
Martin A. Picciano	43	Senior Vice President and Chief Accounting Officer
Mike Reynolds	56	Executive Vice President, Asia Pacific
Janet Roberts	54	Senior Vice President—Corporate Communications and Marketing

(1)	Biography provided previously under “Proposal I Election of Directors.”

Eugene Bergen Henegouwen became our Executive Vice President, Managing Director, Europe, Middle East and Africa, in February 2007. Prior to that, he served as Managing Director—European Operations since May 2003. Mr. Bergen Henegouwen, a Dutch native, has held a variety of high tech executive level positions in the United States and The Netherlands. Prior to joining the Company, he was Chief Executive Officer and Chairman of Invention Machine Corporation from January 2001 to November 2002. From January 1999 to December 2000, he was Chief Executive Officer and President of AVIO Digital Inc. and from April 1995 to December 1998, he was Chief Executive Officer of Philips Creative Display Solutions in The Netherlands. Mr. Bergen Henegouwen has also held senior level management positions with Philips Consumer Electronics, Business Electronics and Philips Telecommunications and Data Systems. He holds a Master’s degree and a Bachelor of Science degree in Electrical Engineering from Delft University of Technology in The Netherlands.

Laura E. Binion became our Senior Vice President, General Counsel and Secretary in June 2008. Prior to joining Syniverse, Ms. Binion served as Executive Vice President and General Counsel of CheckFree Corporation, a position she held from 2001 to 2007. From 1986 to 2001, Ms. Binion held various positions in the legal departments of Verizon Wireless (or its predecessor companies—Contel Corporation, Contel Cellular, GTE Corporation and GTE Wireless), including General Counsel of Contel Cellular from 1991 to 1995 and Vice President and General Counsel of GTE Wireless from 1997 to 2000. Prior to joining Contel Corporation in 1986, Ms. Binion was an associate at the law firms of Parker, Hudson, Rainer, Dobbs & Kelly and Kutak, Rock & Huie. Ms. Binion earned both a Bachelor’s degree in Political Science and a Juris Doctor degree from the University of Georgia.

Alfredo T. de Cárdenas became our Executive Vice President, Americas in March 2008. Prior to joining Syniverse, commencing in 1992, Mr. de Cárdenas held a number of key leadership roles for Nortel Networks, including General Manager of Converged Multimedia Networks, and various vice president positions in carrier support and operations, sales, marketing, customer care, and network operations. Mr. de Cárdenas earned his Master’s degree in Business Administration from Nova Southeastern University and his Bachelor’s degree in Industrial and Systems Engineering from Florida International University.

Lori Gonnu became our Executive Vice President, General Manager, Roaming in April 2009. Prior to joining Syniverse, Ms. Gonnu was Executive Director of the International Division of SFR, a Vivendi company she joined in 1990. Ms. Gonnu earned her Bachelor of Arts degree in Political Science from Wellesley College, her diplôm 3 cycle in International Economics from the Institut des Hautes Etudes Internationales in Geneva, Switzerland, her MALD (Law and Diplomacy) from The Fletcher School of Law and Diplomacy from Tufts University and her Master’s degree in Business Administration from Insead in Fontainebleau, France.

Jeffrey S. Gordon joined us as our Chief Technology Officer in January 2008. Prior to joining Syniverse, commencing in 1997, he held a number of leadership positions at Convergys Corporation, most recently as Senior Vice President of Industry Solutions. Prior to Convergys, he served in a wide range of key technology positions at Bell Atlantic, IBM and General Electric. Mr. Gordon, who is the author of seven U.S. patents relating to systems architecture and wireless communications, earned his Bachelor’s degree in Electrical Engineering honors from Purdue University and is a graduate of the IBM Systems Research Institute.

Leigh M. Hennen became our Chief Human Resources Officer in August 2006. Before joining Syniverse, Ms. Hennen was Vice President of Human Resources for Emdeon Business Services from January 2004 to March 2006. Prior to that, Ms. Hennen was Senior Vice President of Human Resources for Ceridian Human Resource Solutions from May 2000 to January 2004. From January 1998 to May 2000, Ms. Hennen was a partner in an organization development consulting company called Dannemiller Tyson and Associates. From May 1984 to December 1997, Ms. Hennen held senior human resource leadership positions at Computing Devices International both domestically and internationally.

David W. Hitchcock became our Executive Vice President and Chief Financial Officer in June 2007. Prior to joining Syniverse, Mr. Hitchcock was Chief Financial Officer of North America for Alcatel-Lucent. Mr. Hitchcock has almost 20 years of experience in corporate finance, mainly with AT&T and Lucent Technologies. Commencing in 2003, he has held a wide range of key financial leadership roles, including Corporate Controller for Lucent Technologies as well as Business Operations and Financial Vice President for Lucent Worldwide Services. Mr. Hitchcock earned both his Bachelor’s degree in Accounting and Master’s degree in Business Administration from Wake Forest University. He is a certified public accountant.

Charles Landry joined Syniverse in October 2009 to lead Syniverse’s global messaging line of business. Prior to joining Syniverse, Mr. Landry held a number of leadership positions at VeriSign, including vice president and general manager of products and innovation for VeriSign’s Messaging and Mobile Media Division. Before that, he was a consultant with R4, Gemini Consulting and Cambridge Technology Partners, where he managed the organization’s multi-national consulting business. Mr. Landry received his Bachelor’s degree in Accounting from the University of San Francisco.

William H. McGee joined Syniverse as Vice President—Mergers & Acquisitions in November 2006 and became our Senior Vice President of Mergers & Acquisitions in May 2008. Prior to joining Syniverse, Mr. McGee served as Managing Director of Corporate Business Development for Electronic Data Systems from 1996 to 2004. Prior to joining Electronic Data Systems, Mr. McGee worked in the investment banking division of various firms, including Merrill Lynch, Salomon Brothers and Lehman Brothers. Mr. McGee earned his Bachelor’s degree in Finance from the University of Missouri, Columbia and his Master’s degree in Business Administration from Pennsylvania State University.

Michael J. O’Brien became our Senior Vice President of Business Development in May 2008. Mr. O’Brien has served in various capacities at Syniverse including positions in marketing, product management and business development since joining Syniverse in 1989. Mr. O’Brien holds a Bachelor’s Degree in Computer Science from the University of Virginia.

Martin A. Picciano became our Senior Vice President and Chief Accounting Officer in August 2008. Before joining Syniverse, Mr. Picciano was Senior Vice President and Chief Accounting Officer of Global Payments, Inc., a company he joined on January 1, 2001. Prior to joining Global Payments, Mr. Picciano held a variety of corporate accounting positions at other public companies, including Rollins, Inc. and National Data Corporation. Mr. Picciano earned his Bachelor of Business Administration degree in Accounting from Niagara University and is a certified public accountant.

Mike Reynolds joined Syniverse as executive vice president and head of the company’s Asia Pacific region in August 2009. Before coming to Syniverse, he served as CEO of Two Degrees Mobile Limited. Prior to that, Mr. Reynolds served, first, as senior vice president and then as president of StarHub Ltd., Singapore’s second largest communications company. Mr. Reynolds also spent more than 20 years with the BellSouth organization. His positions there included time as president of BellSouth China as head of operations in the Peoples Republic of China; as president and CEO of BellSouth International Wireless Services, a subsidiary of BellSouth International; as executive vice president of BellSouth International AP in Singapore, where he was responsible for business development; and as general manager of business development for BellSouth New Zealand. Mr. Reynolds earned both his Bachelor’s degree and Master’s degree in Business Administration from the University of Georgia.

Janet Roberts joined Syniverse as Vice President of Corporate Communications & Marketing in September 2006 and became our Senior Vice President of Corporate Communications & Marketing in May 2008. Prior to joining Syniverse, Ms. Roberts was the Vice President of Global Marketing & Communications for Telcordia Technologies (from 2003 to 2006), Vice President of Global Marketing Communications for 360 Networks (from 2000 to 2001) and Vice President of Marketing for De La Rue plc (from 1996 to 1998). Prior to that, Ms. Roberts held various positions at AT&T for 11 years. Ms. Roberts earned both her Bachelor’s degree in Liberal Arts and her Master’s degree in Business Administration in Marketing from the University of Alabama.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following provides a brief overview of the more detailed information provided in the Compensation Discussion and Analysis.

•

The Company’s compensation program for its executive officers is designed to attract, motivate, reward and retain key executives and employees to enhance shareholder value by emphasizing performance-based compensation.

•	The named executive officers receive cash compensation in the form of base salary and an annual bonus, which is only payable upon the Company’s successful attainment of specific financial goals.

•	We target base salary, bonus and long-term compensation for our executive officers to fall between the 50th and 75th percentile of competitive practice for comparable organizations.

•

In 2009, we implemented a new long-term equity incentive program, which includes performance-based restricted stock awards, an equity vehicle we have not used in the past, in addition to stock options and, for newly-hired senior executives, service-based restricted stock.

•

Due to the challenging economic environment, none of our executive officers received base salary increases in 2009 and annual incentive payments tied to the achievement of performance goals were either not earned at all or reduced.

Compensation Philosophy and Objectives

The Company’s compensation program for its executive officers is designed to attract, motivate, reward and retain key executives and employees to enhance shareholder value by emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of the Company, to reward them for their achievements and to attract and retain executive officers who contribute to the long-term success of the Company. The Company believes that its compensation programs link performance to both annual and long-term goals and objectives.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering additional incentives to achieve short-term and longer-term financial performance goals and to maximize long-term value for our shareholders. Our policy provides us the flexibility to allocate between short-term and long-term compensation and between cash and equity-based compensation. We provide cash compensation in the form of a base salary to meet competitive salary norms. In addition, we provide annual cash bonuses which reward executive performance against short-term goals. Finally, we provide awards under our 2006 Amended and Restated Long-Term Equity Incentive Plan, which we refer to as the 2006 Plan, to align executive pay with long-term gains in shareholder value and long-term financial performance results.

The primary objectives of our compensation program are:

•	to attract and retain the best possible executive talent;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•	to align executive officers’ incentives with increases in shareholder value and the achievement of corporate objectives.

The amount of aggregate compensation of each named executive officer listed in our compensation tables is determined by the Compensation Committee, which considers the following factors in making this determination:

•	performance against corporate objectives for the year;

•	value of an individual’s unique skills and capabilities to support our objectives;

•	contribution as a member of the executive management team; and

•	relevant market data for comparable positions in comparable companies.

Our named executive officers for 2009, which we refer to as NEOs, are:

•	Mr. Tony G. Holcombe, President and Chief Executive Officer;

•	Mr. David W. Hitchcock, Executive Vice President and Chief Financial Officer;

•	Mr. Eugene Bergen Henegouwen, Executive Vice President and Managing Director, Europe, Middle East and Africa;

•	Mr. Alfredo T. de Cárdenas, Executive Vice President, Americas; and

•	Ms. Lori Gonnu, Executive Vice President, General Manager, Roaming.

Oversight of Compensation Program

The Compensation Committee of our Board of Directors administers and oversees the compensation policies for the Company’s executive officers and directors. The Compensation Committee is also responsible for approving the equity compensation of executive officers under the Company’s long-term equity incentive plans. The Compensation Committee has reviewed and approved all components of our Chief Executive Officer’s and each other NEO’s compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and under several potential severance and change-in-control scenarios.

The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. For the past several years, the Compensation Committee has retained Mercer (US) Inc. as its third party advisor. Mercer provides objective data analysis and advice to the Compensation Committee regarding the Company’s executive and non-employee director compensation programs. All of the decisions with respect to determining the amount or form of compensation for the Company’s executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer. Additional information regarding Mercer and its relationship with the Company and the Compensation Committee can be found in the Section of this Proxy entitled “Compensation Committee—Use of Compensation Consultants” on page 4.

In the second half of 2008, the Compensation Committee retained Mercer to review the Company’s practices with respect to executive pay and to make recommendations for changes in 2009. The key objectives of this study, which we refer to as the 2008 Study, were to:

•	assess pay competitiveness for all senior vice presidents and above,

•	review the targeted pay positioning under the Company’s executive compensation strategy,

•	compare relative pay and performance alignment for the Company and its industry peers,

•	review equity plan dilution levels and long-term incentive grant practices,

•	review the 2006 Plan and recommend changes as deemed appropriate regarding award opportunities, mix and vesting provisions, and

•	model various share reserve requests for additional shares under the 2006 Plan as that plan was almost out of shares available for full value grants such as restricted stock.

The Compensation Committee considered the results of the 2008 Study in making its decisions regarding executive pay in 2009, including making significant changes to the Company’s executive long-term incentive program, all as more specifically described below.

Determining Executive Compensation

Review of Competitive Practice. In making compensation decisions with respect to the total compensation opportunity provided to the Company’s NEOs, the Compensation Committee, with the assistance of Mercer, considers a number of factors, including the competitive market for executives and compensation levels provided by comparable companies to similarly situated executives and seeks to provide total compensation that is competitive in the marketplace and aligned with our performance. As part of the 2008 Study, Mercer analyzed the Company’s executive pay practices and compared these practices to both an industry peer group and broader market published survey data for comparably-sized organizations. In addition the Company periodically reviews other published compensation data to determine market competitiveness. Each of these data sources is more fully described below.

Peer Group Analysis. The industry peer group analyzed as part of the 2008 Study consisted of the following eleven companies, each of which is in the communications services, software and/or business/data processing services sector.

Akamai Technologies, Inc.	Equinix, Inc.

Global Payments Inc.	Informatica Corp.

Neustar, Inc.	Premiere Global Services, Inc.

Sybase, Inc.	Tibco Software Inc.

Total System Services Inc.	TNS, Inc.

VeriSign, Inc.

We refer to the above industry peer group as the 2008 Industry Peer Group.

The 2008 Industry Peer Group was selected based on input from management and the Chairman of the Board of Directors and on a variety of criteria including industry focus, company size, growth and profitability, a focus on global operations and the Company’s recruiting experiences. In terms of size, at the time of the 2008 Study, the Company was at or below the 2008 Industry Peer Group 25th percentile levels for net sales and equity market cap in the four quarters ending June 30, 2008 and was comparable with the 50th percentile for EBITDA and net income. As of June 30, 2008, the Company’s total shareholder return was above the 2008 Industry Peer Group 75th percentile on a one year basis and slightly below the 25th percentile on a 3 year annualized basis. In evaluating the pay comparisons of the NEOs versus the 2008 Industry Peer Group, the Compensation Committee took into consideration differences in the Company’s size versus the size of the companies in the 2008 Industry Peer Group.

Review of Broader Market Data. In addition to market pay data from the 2008 Industry Peer Group, Mercer also compared the Company’s executive pay practices with broader market published survey data for comparably-sized organizations. Data sources used in this analysis included executive compensation surveys published in 2008 by Mercer, Radford and Watson Wyatt. Market values were derived from reported pay levels for comparable positions at companies within the telecommunications, technology, and broader market sectors with revenues generally falling within a range of 50% to 200% of the Company’s revenues. Published survey sources did not provide a listing of participating organizations within the above-referenced revenue range and industries. We refer to this broader market published survey data as the 2008 Broader Market Data.

Review of Other Published Data. The Company periodically reviews compensation surveys to obtain market pay data for comparable positions in similar companies, including the 2008 Radford U.S. Executive Survey and the Mercer U.S. Global Executive Survey. In addition, we also review country or region specific surveys for certain of our executives who are not located in the United States. Specifically, we utilized two international surveys in connection with our determination of appropriate compensation for our non-U.S. officers: the Radford International Survey and the IPAS Global Technology Survey. Each of these broad-based international studies includes data submitted by hundreds of public and private companies in countries throughout the world. The companies generally are in the technology business and range in size from $200 million to $5 billion in annual revenues.

The Compensation Committee reviews comparable market data for base salary, bonus and long-term compensation and target total compensation for our executive officers, seeking to target total compensation between the 50th and 75th percentiles of competitive practice. We believe this is an appropriate target compensation level in that it allows the Company to recruit highly qualified and experienced executive talent from comparable or larger-sized organizations, many of which provide higher levels of pay, and allows the Company to recruit and retain executives around the world as necessary for its global operations.

Named Executive Officers’ Role in Determining Compensation. The Compensation Committee reviews and approves the compensation of our NEOs annually with input from our Chief Executive Officer and Chief Human Resources Officer for executive officers other than themselves. The Chief Executive Officer and Chief Human Resources Officer develop and recommend appropriate performance measures and targets for individual compensation levels and compile the competitive benchmark data as described above. The Chief Executive Officer and Chief Human Resources Officer do not participate in the discussions or decisions regarding their own compensation.

Executive Compensation Programs

Our executive officer compensation consists of three components:

•	base salary;

•	annual incentive compensation; and

•	long-term equity incentive compensation.

Each of these elements is discussed in more detail below.

Base Salary. We provide a base salary to attract and retain executive officers and provide them with a fixed and predictable income stream that compensates them for their services during the year. The Compensation Committee reviews salary ranges and individual salaries for senior executives annually. In determining individual salaries and whether salary adjustments are necessary, the Compensation Committee may consider, among other things, available market data, the scope of job responsibilities, business performance, subjective assessments regarding the individual’s performance and contribution to the success of the Company, external labor market conditions, economic trends and Company performance.

As discussed above, the Compensation Committee generally seeks to target base salaries for executive officers between the 50th and 75th percentile of competitive practice, but it also takes into account the nature of the position, the responsibilities, skills and experience of the executive and his or her performance, and the Company’s recruiting experiences. Based on guidance from Mercer, the Compensation Committee considers compensation to be competitive and aligned with the Company’s pay strategy if it falls within 20% of the targeted positioning (i.e., if the “Market Position Relative to the 50th Percentile” is between 80% and 120% of the 50th percentile).

During 2009, the Compensation Committee considered the base salary of our NEOs as compared to base salaries of similarly situated executives in the 2008 Industry Peer Group and the 2008 Broader Market Data. The following table provides the market positioning of each NEO’s 2009 salary relative to 2008 pay levels reported in the 2008 Industry Peer Group and the 2008 Broader Market Data:

Named Executive Officer	Market Position Relative to 50th Percentile Based on 2008 Industry Peer Group	Market Position Relative to 75th Percentile Based on 2008 Industry Peer Group	Market Position Relative to 50th Percentile Based on 2008 Broader Market Data	Market Position Relative to 75th Percentile Based on 2008 Broader Market Data
Tony G. Holcombe	92%	64%	100%	85%
David W. Hitchcock	105%	97%	114%	97%
Eugene Bergen Henegouwen	146%	125%	147%	114%
Alfredo T. de Cárdenas	110%	99%	108%	88%
Lori Gonnu*	N/A	N/A	N/A	N/A

*	Ms. Gonnu was not employed at the time of the 2008 Study

As reflected in the chart, each of the NEOs, except for Mr. Bergen Henegouwen, has a base salary aligned (based on the standard described above) with the target positioning between the 50th and 75th percentile of the market data used in the 2008 Study. Mr. Bergen Henegouwen’s salary is denominated in Euros and was increased from €250,000 to €300,000 in 2007, and remained at this level throughout 2008 and 2009. At that time, the Compensation Committee determined the level of Mr. Bergen Henegouwen’s base salary was appropriate based upon his geographic location, the strategic importance of the markets in Europe, the Middle East and Africa to the Company, the competitiveness of the local labor market, his depth and breadth of relevant experience, and the desirability to maintain stability in a key overseas leadership position.

Based on the market positioning of each NEO, and the fact that the Company was facing a challenging year in a recessionary economy, the Compensation Committee decided not to make any changes to the 2009 base salaries of Messrs. Holcombe, Hitchcock, Bergen Henegouwen and de Cárdenas.

Ms Gonnu was hired in April 2009. At the time she was hired the Compensation Committee reviewed and considered data from the 2008 Radford U.S. Executive Survey and the Mercer U.S. Global Executive Survey for senior marketing and business development executives when establishing her base salary, as well as other factors such as her salary level with her former employer, her knowledge of and reputation within the industry, her ability to make an immediate contribution to the Company, and the fact that Ms. Gonnu is paid in Euros making it difficult to compare her salary to others within the Company who are paid in U.S. dollars because of the fluctuation in the exchange rate.

Annual Incentive Compensation. The purpose of the annual incentive plan is to focus executives and other management employees on key goals in support of our annual business plan and reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards based on the financial results of the Company. The 2009 annual incentive plan did not include an individual performance element because the Compensation Committee decided to focus the employees solely on the objective, quantifiable measures of corporate, and if applicable, regional performance. For 2009, the annual incentive plan applicable to the NEOs was the same annual incentive plan available to all eligible Company employees. For each individual, the annual incentive is calculated by using a combination of factors.

First, each eligible employee, including each NEO, is given a target annual incentive award opportunity which is reflected as a percentage of his or her base salary. For 2009, Mr. Holcombe’s target annual award opportunity increased from 60% to 85% of his base salary and Mr. Hitchcock’s target annual award opportunity increased from 60% to 70% of his base salary. The annual incentive opportunity for Messrs. Bergen Henegouwen and de Cárdenas remained at 60% of their base salaries and the annual incentive opportunity for Ms. Gonnu was set at 50% of her base salary. For the NEOs, these percentages are set by the Compensation Committee and based on external market data. The Compensation Committee increased the target annual incentive award opportunities for Messrs. Holcombe and Hitchcock because their target annual incentive award opportunities, expressed as percentages of salary, and total cash compensation (salary plus target annual incentive) levels were below 50th percentile market values reported by the 2008 Industry Peer Group, and in the case of Mr. Holcombe, below the 50th percentile market values for the 2008 Broader Market Data.

Second, the Compensation Committee selects certain corporate financial measures which it believes are important indications of how well the Company is performing and on which it wants our executives to focus during the upcoming year. In calculating the awards, each financial measure operates independently of the others. The Compensation Committee assigns each corporate financial measure a weighting indicating how important a particular measure will be in calculating the annual incentive awards. For 2009, the Compensation Committee selected the following measures and weightings for determining annual incentive awards for the NEOs with company-wide responsibilities, including Messrs. Holcombe and Hitchcock and Ms. Gonnu:

Financial Measure	Weighting
Syniverse consolidated net revenue	40%
Syniverse consolidated adjusted EBITDA	40%
Syniverse consolidated free cash flow	20%

The Compensation Committee selected these financial measures because it believes they provide a balanced, comprehensive measurement of the Company’s overall financial performance, and focus executives and other plan participants on profitable growth. Additionally these measures are reported by the Company each quarter and annually when it reports its quarterly and annual earnings to its shareholders. By using the same metrics that are used by shareholders to value the Company’s stock, the Compensation Committee believes it is closely aligning the objectives of the Company’s executives with those of its shareholders.

For executives with regional responsibilities, including Messrs. Bergen Henegouwen and de Cárdenas, the majority of the annual incentive award opportunity is tied to performance results within such executive’s applicable region, along with a smaller portion tied to company-wide objectives to encourage collaboration, as follows:

Financial Measure	Weighting
Syniverse consolidated net revenue	10%
Syniverse consolidated adjusted EBITDA	10%
Syniverse consolidated free cash flow	5%
Region revenues	60%
Region expense management	15%

The Compensation Committee believes it is important to include region revenues and region expense management in the financial metrics for executives with regional responsibilities because these are the financial metrics which can be most impacted by actions of the regional executives.

Third, the Compensation Committee establishes a threshold, a target and a superior performance goal for each financial measure. Calculations between the threshold and the superior goals are linear (which means they are determined using straight line interpolation).

In 2009, the goals established by the Compensation Committee were as follows:

Financial Measure	Threshold	Target	Superior

Syniverse consolidated net revenue	$460.0 million	$478.0 million	$510.0 million

Syniverse consolidated adjusted EBITDA	$210.0 million	$224.8 million	$247.0 million

Syniverse consolidated free cash flow	$100.0 million	$108.3 million	$120.0 million

EMEA revenues (for Mr. Bergen Henegouwen)	$57.0 million	$60.1 million	$65.0 million

EMEA expense management (for Mr. Bergen Henegouwen)	$13.2 million	$12.6 million	$11.3 million

North America revenues (for Mr. de Cárdenas)	$314.0 million	$327.0 million	$351.0 million

North America expense management (for Mr. de Cárdenas)	$10.9 million	$10.3 million	$9.3 million

For purposes of determining whether these targets have been achieved, the net revenue target is calculated in accordance with Generally Accepted Accounting Principles, and the adjusted EBITDA target is calculated by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, amortization, restructuring charges, the transition expenses associated with integrating the BSG Wireless business acquisition, and non-cash stock compensation. Free cash flow is calculated by subtracting capital expenditures from the net cash provided by operating activities obtained from the audited consolidated statement of cash flows. As more fully described below, the Compensation Committee also excluded the results of the messaging business acquired from VeriSign in 2009.

If the Company’s financial performance reaches the threshold goal, then the percentage of the annual incentive cash award attributable to that financial measure would be calculated at 50% of the individual’s annual target incentive. If the Company’s financial performance reaches the target goal, the percentage is 100% and if the Company’s financial performance reaches the superior goal, the percentage is 150% of the target award opportunity. The table below sets forth the percentage of each NEO’s base salary payable upon the Company achieving the financial performance goals described above.

	Threshold	Target	Superior
Tony G. Holcombe	42.50%	85.00%	127.50%
David W. Hitchcock	35.00%	70.00%	105.00%
Eugene Bergen Henegouwen	30.00%	60.00%	90.00%
Alfred T. de Cárdenas	30.00%	60.00%	90.00%
Lori Gonnu	25.00%	50.00%	75.00%

For all employees at the director level and above, which includes all of our NEOs, the Compensation Committee may decrease, but not increase, annual incentive awards based on individual performance. The annual incentive award may be decreased to 0% if the employee’s individual performance is rated as “unsatisfactory,” or to anywhere between 0 and 50% of the amount he would otherwise have been awarded if the employee’s individual performance is rated “limited effectiveness”. For 2009, the Compensation Committee reviewed the Chief Executive Officer’s performance, and the Chief Executive Officer reviewed each of the other NEO’s performance. None of the NEOs received a rating in the two categories discussed above. Therefore, no adjustments were made to the awards given to our NEOs based on individual performance.

The Company’s annual incentive plan allows the Compensation Committee to apply discretion to the final determination of any incentive payment. The Compensation Committee generally reserves exercising this broad discretionary authority for those situations where unanticipated events would either unduly reward or unduly deprive participants of just rewards based upon factors beyond their control, such as significant external events, unplanned divestitures and/or acquisitions and other extraordinary developments that would result in incentive compensation that the Compensation Committee believes to be inappropriate in light of all of the facts and circumstances. When these situations arise, they generally pertain to all participants in the program, and thus the discretionary authority generally will be exercised as a means of appropriately adjusting the incentive compensation of all participants. In 2009, the Compensation Committee exercised its discretion and excluded the financial results of the messaging business acquired by the Company in October 2009 in the Company results used to determine whether the Company had met the financial targets applicable to the 2009 annual incentive plan. This decision resulted in a decrease in the annual incentive payments made under the 2009 annual incentive plan as more fully described below.

In 2009, the Company experienced a challenging year due to several factors, including overall weak global economic conditions. Excluding the financial results of the messaging business acquired from VeriSign, consolidated net revenues, consolidated adjusted EBITDA, consolidated free cash flow and EMEA revenues did not meet the threshold targets. EMEA and North America expense management results were between the target and superior goals and North America revenues were between the threshold and target goals. Based on these results, the following bonuses were approved by the Compensation Committee for the fiscal year 2009.

	2009 Annual Incentive Plan Award	% of Base Salary
Tony G. Holcombe	$0	0%
David W. Hitchcock	$0	0%
Eugene Bergen Henegouwen*	$50,608	12%
Alfredo T. de Cárdenas	$135,209	39%
Lori Gonnu	$0	0%

*	Mr. Bergen Henegouwen’s annual incentive award was paid in Euros. The dollar amount shown in the chart is based on the conversion rate on December 31, 2009.

If the Compensation Committee had included the financial results of the messaging acquisition in the Company’s financial results used to determine whether the Company had met the financial targets applicable to the 2009 annual incentive plan, the annual incentive payments to each of Messrs. Holcombe, Hitchcock, Bergen Henegouwen and de Cárdenas and Ms. Gonnu would have been equal to 50%, 42%, 22%, 48% and 30% of base salary, respectively.

Long-Term Equity Incentive Plan. We maintain the 2006 Plan which provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Directors, officers and employees of the Company and its subsidiaries, as well as others who provide services to the Company and its subsidiaries, are eligible for grants under the plan. The 2006 Plan is intended to foster and promote our long-term financial success and increase shareholder value by strengthening our capabilities to develop and maintain a management team, motivating superior performance by linking long-term performance-related incentives to business performance, encouraging and providing for an ownership interest in the Company and enabling officers and other key employees to participate in our long-term growth and financial success.

Development of our 2006 Program. In 2006, our Compensation Committee approved, based in part on the Chief Executive Officer’s recommendations and in part on data and analysis compiled by the Company and reviewed by outside consultants, including Mercer, a five (5) year equity award program that set guidelines for the amount of long-term awards based upon a person’s position in the Company (e.g. vice president, executive vice president, etc.). This program, which we refer to as the 2006 Program, provided designated grants by executive level within the organization, with a fixed number of service-based restricted shares or restricted stock units granted upon entering the program (typically at the time of hire or time of promotion) and a fixed number of stock options granted annually over five years (with the first grant occurring upon entering the program and each annual grant occurring over the next four years on the anniversary date of the first grant.) We refer to the annual grant of options under the 2006 Program as the “Anniversary Grants.” Under the 2006 Program stock options vested in equal annual increments over a 3-year period based on continued service with the Company and expire on the tenth anniversary of their grant. Restricted stock vested in equal annual increments over a 5-year period based on continued service with the Company. The Compensation Committee believed this approach created strong performance and retention incentives and was relatively simple to explain and administer. Because grants generally were dictated by the structured program, individual performance and other subjective factors were not taken into consideration in granting these awards.

The Compensation Committee approved awards of options to purchase 641,000 shares of the Company’s common stock and 45,000 shares of restricted stock or restricted stock units for 2009 under the 2006 Program. Messrs. Holcombe, Hitchcock, Bergen Henegouwen and de Cárdenas received the following 2009 equity grants under the 2006 Program, consistent with existing annual grant commitments established at the time of hire: Mr. Holcombe, 100,000 options; Mr. Hitchcock, 40,000 options; Mr. Bergen Henegouwen, 40,000 options; and Mr. de Cárdenas, 40,000 options. Ms. Gonnu received 5,000 options and 25,000 restricted shares under the 2006 Program as part of her initial employment agreement. All of these grants were made in accordance with the guidelines established by the 2006 Program.

Development of the 2009 Program. As a result of recommendations made by Mercer in the 2008 Study, the Compensation Committee approved a new Long-Term Incentive Program for 2009 to replace the 2006 Program. This program, which we refer to as the 2009 Program, contains several new features which are explained below.

Under the 2009 Program, the Company will issue three types of incentive awards—non-qualified stock options, service-based restricted stock and performance-based restricted stock. Performance-based restricted stock is a new type of award for us that ties vesting of the restricted stock to the attainment of three year financial goals as well as continued service with the Company. Also under the 2009 Program, target award opportunities are expressed as percentages of base salary (instead of a fixed number of shares) with the percentage determined by the position within the Company that an individual holds. Finally, awards are made on the same day to all participants, rather than on the participant’s anniversary date.

The Compensation Committee changed the structure of the Company’s long-term equity program for a number of reasons. First, using fixed award values based upon position and using the same award date for all participants promotes consistency and internal equity among participants. Second, the Committee believes the new program incorporates an appropriate mix of two equity incentives—stock options, which are an effective vehicle for aligning executive and shareholder interests (since grants only have value if the stock price appreciates between the time of grant and the time of exercise) and performance-based restricted stock, which further aligns a portion of executive pay with the longer-term performance success of the Company (since shares are earned only if certain three-year performance objectives are met).

Determination of Equity Awards Under the 2009 Program. Under the 2009 Program, the number of equity awards granted to each individual within a position category is based on a fixed long-term incentive target award value for that position category which is expressed as a percentage of base salary. We refer to this target value as the LTIP Target Value. The Compensation Committee determined the LTIP Target Value for each executive officer based upon its review of the 2008 Industry Peer Group and the 2008 Broader Market Data and its stated compensation strategy of compensating its executives at between the 50th and 75th percentile of such competitive practices. The LTIP Target Value for each of the NEOs, expressed as a percentage of annual base salary, is set forth in the table below:

Executive	LTIP Target Value (as a percentage of Base Salary)
Tony G. Holcombe	255%
David W. Hitchcock	175%
Eugene Bergen Henegouwen	120%
Alfredo T. de Cárdenas	120%
Lori Gonnu	75%

The mix of equity awards granted to each individual is also based upon position category. For all individuals who hold a position of Senior Vice President and above, including each NEO, the award mix was set by the

Compensation Committee so that 66.7% of the LTIP Target Value is granted in stock options and the remaining 33.3% is granted in performance-based restricted stock. We refer to the value to be granted in stock options as the Stock Option Target Value and value to be granted in performance-based restricted stock as the Performance-Based Restricted Stock Target Value. The Committee believes that this mix of stock options and performance-based restricted stock is appropriate for the initial years of the 2009 Program because most senior executive officers, including each NEO, had previously received a substantial grant of service-based restricted stock under the 2006 Program upon hire. In addition, since the performance-based restricted stock is a new type of grant for the Company and is effective only if the Committee accurately sets three-year financial targets, the Committee did not want to link a majority of executive long-term equity pay to this vehicle until it was satisfied it could accurately set the financial targets. The Compensation Committee may modify the award mix in the future.

Although the 2009 Program was approved by the Committee in late 2008 and the financial measures for the vesting of the performance-based restricted stock were established in March 2009, implementation of the 2009 Program depended upon receipt of shareholder approval on May 8, 2009 of the Amended and Restated 2006 Long-Term Equity Incentive Plan, including an increase in the number of fixed value shares approved for issuance under the 2006 Plan since the 2006 Plan, prior to its amendment, did not have enough authorized full value shares to fund the performance-based and service-based restricted stock grants under the 2009 Program. Upon receipt of this approval, the Committee made grants to the NEOs under the 2009 Program in August 2009 as described in the table below. Until July 31, 2009, the Committee continued to make Anniversary Grants to eligible employees, including the NEOs, and to make new hire and promotional grants in accordance with the 2006 Program. In determining the number of stock option grants to be made in August 2009 under the 2009 Program, the Compensation Committee subtracted from the target annual grant the number of stock option awards previously granted to participants in 2009 under the 2006 Program. In order to participate in the 2009 Program, all participants were required to waive future Anniversary Grants under the 2006 Program. Restricted stock granted under the 2006 Program continues to vest in accordance with its original grant terms.

Executive	Annual LTIP Target Value as a Percentage of Salary	LTIP Target Value	LTIP Target Value Mix		Target Number of Stock Options	Number of Stock Options Granted under 2006 Program	Net Number of Stock Options Granted under 2009 Program	Target Number of Perf-Based Restricted Stock Granted in 2009
			Stock Options 66.7%	Perf-Based Restricted Stock 33.3%
Tony G. Holcombe	255%	$1,364,250	$909,500	$454,750	149,100	100,000	49,100	31,800
David W. Hitchcock	175%	$612,500	$408,333	$204,167	66,940	40,000	26,940	14,280
Eugene Bergen Henegouwen	120%	$486,000	$324,000	$162,000	53,110	40,000	13,110	11,330
Alfredo T. de Cárdenas	120%	$420,000	$280,000	$140,000	45,900	40,000	5,900	9,790
Lori Gonnu	75%	$268,313	$178,875	$89,438	29,320	5,000	24,320	6,250

To determine the number of awards to be made to each NEO under the 2009 Program, the Committee divides the Stock Option Target Value by a calculated per share option present value and divides the Performance-Based Restricted Stock Target Value by an average share price.

•

The per share price assigned to a share of performance-based restricted stock for the August 2009 grants was $14.30, reflecting the average closing price of the Company’s stock during the 45 trading days preceding May 31, 2009. The Committee selected May 31, 2009 because it was necessary to have a date established sufficiently in advance of the August 2009 grant date to allow the Company time to prepare the materials necessary to explain the 2009 Program to participants and provide sufficient detail of the August grants so that participants had enough information to decide whether they wanted to waive future Anniversary Grants under the 2006 Program in order to participate in the 2009 Program. The Committee believes it is appropriate to use an average stock price over an extended period to eliminate unusual and short term fluctuations in the stock price.

•

The per share option present value assigned to an individual stock option for the August 2009 grants was $6.10, which is equal to 42.7% of the 45 day average stock price of the Company’s stock preceding May 31, 2009 and was calculated using the Black Scholes option pricing methodology. The Committee believes it is appropriate to use the Black Scholes option pricing methodology because it is the most commonly used method for valuing stock options.

These per share values will change for future grants and will depend upon the average trading price of the stock and other value assumptions leading up to the time of the future grants.

As an example of how the number of awards to be granted to each participant is determined under the 2009 Program, we have described below how the Committee calculated Mr. Holcombe’s 2009 grants of 149,100 stock options and 31,800 shares of performance-based restricted stock. Mr. Holcombe’s base salary in 2009 was $535,000. His LTIP Target Value was 255% of his base salary, or $1,364,250. His Stock Option Value was 66.7% of his LTIP Target Value, or $909,500. His Performance-Based Restricted Stock Value was 33.3% of his LTIP Target Value, or $454,750. The number of stock options to be granted to Mr. Holcombe in 2009 was determined by dividing his Stock Option Target Value ($909,500) by the calculated per share option present value of $6.10, which resulted in a total grant of 149,100 stock options. Since Mr. Holcombe was entitled to his Anniversary Grant under the 2006 Program in January of 2009, the Compensation Committee granted Mr. Holcombe 100,000 stock options on January 11, 2009. Therefore Mr. Holcombe’s calculated full year grant of 149,100 stock options under the 2009 Program was reduced by the previously received grant of 100,000 stock options, and he was granted an additional 49,100 stock options in August 2009. The number of performance- based restricted shares to be granted to Mr. Holcombe was determined by dividing his Performance-Based Restricted Stock Target Value ($454,750) by the per share price of $14.30, which resulted in a grant of 31,800 shares of performance-based restricted stock.

Stock options granted under the 2009 Program vest equally over three years in annual increments (or 33.3% each year) and expire seven years from the date of grant. The Committee decided to use seven years, rather than 10 years as used in the 2006 Program, to reduce potential equity plan dilution and accounting costs. The performance-based restricted stock “cliff” vests at the end of three years if the Company meets certain multi-year performance goals. The performance-based restricted stock granted in August 2009 will vest upon completion of the three-year cycle that began on January 1, 2009 and ends on December 31, 2011 if the Company achieves certain revenue and adjusted EBITDA results. The Committee chose revenue and adjusted EBITDA, which are two of the three metrics used in the Annual Incentive Plan, as the financial metrics to be used in the 2009 Program because it believes these metrics are indicative of the Company’s overall financial performance and are the same metrics used by shareholders to value the Company’s stock, thus aligning the objectives of the Company’s executives with those of its shareholders. The Committee decided not to use the third Annual Incentive Plan metric-free cash flow-for the performance-based restricted stock because it is difficult to set a three-year target for cash flow without a clear capital structure plan for the same three-year time period. The Committee sets a threshold goal and a target goal for each of the two metrics used in the 2009 Program and weights each metric equally at 50%. Each metric is funded independently of the other. If the threshold goal for either metric is met, 50% of the performance shares attributable to that metric will vest (or 25% of the total grant of performance-based restricted stock). If the target goal for either metric is met, all of the performance shares attributable to that metric will vest (or 50% of the total grant of performance-based restricted stock). If the Company’s performance with respect to any metric is between the threshold goal and the target goal, the performance-based restricted stock attributable to that metric will vest on a linear basis using straight line interpolation. There is no additional award for superior performance.

The Compensation Committee approved awards of options to purchase 435,520 shares of the Company’s common stock, 405,820 shares of service-based restricted stock and 143,970 shares of performance-based restricted stock for 2009 under the 2009 Program. Messrs. Holcombe, Hitchcock, Bergen Henegouwen and de Cárdenas and Ms. Gonnu received the following 2009 equity grants under the 2009 Program: Mr. Holcombe, 49,100 options and 31,800 shares of performance-based restricted stock; Mr. Hitchcock, 26,940 options and

14,280 shares of performance-based restricted stock; Mr. Bergen Henegouwen, 13,110 options and 11,330 shares of performance-based restricted stock; Mr. de Cárdenas, 5,900 options and 9,790 shares of performance-based restricted stock; and Ms. Gonnu, 24,320 options and 6,250 shares of performance-based restricted stock.

The following table provides the market positioning, where available, of the 2009 target long-term incentive awards for each of the Company’s NEO’s versus market values from the 2008 Industry Peer Group and the 2008 Broader Market Data:

Named Executive Officer	Market Position Relative to 50th Percentile Based on 2008 Industry Peer Group	Market Position Relative to 75th Percentile Based on 2008 Industry Peer Group	Market Position Relative to 50th Percentile Based on 2008 Broader Market Data	Market Position Relative to 75th Percentile Based on 2008 Broader Market Data
Tony G. Holcombe	39%	35%	103%	51%
David W. Hitchcock	96%	56%	128%	77%
Eugene Bergen Henegouwen	93%	54%	171%	99%
Alfredo T. de Cárdenas	68%	50%	112%	67%
Lori Gonnu*	N/A	N/A	N/A	N/A

*	Ms. Gonnu was not employed at the time of the 2008 Study

As shown above, target long-term incentive awards provided to our NEO’s during 2009 were below the 50th percentile market values for the 2008 Industry Peer Group, but between 50th and 75th percentile market values for the 2008 Broader Market Data.

More information regarding the long-term incentive compensation granted to the NEOs during 2009 can be found in the 2009 Grants of Plan-Based Awards Table and the Outstanding Equity Awards at 2009 Fiscal Year-End Table.

We make no attempt to influence executive compensation by timing the stock option grants in coordination with disclosure of material information to the public which may result in an increase or decrease of the stock price. Under the 2006 Program, grant dates and corresponding grant date award values for our NEOs vary based on when they joined the Company. Under the 2009 Program, grants are made semi-annually in February and August with an effective date of the third business day after the announcement of the Company’s earnings results for the 4th and 2 nd quarter, respectively. The exercise price of stock options granted under the 2006 Program and 2009 Program is the closing price of the Company’s common stock on the grant date. The exercise price of options may not be less than 100% of the fair market value of the Company’s common stock on the date of grant.

Other Compensation. We do not currently provide a pension plan (except as required by Dutch law with respect to Mr. Bergen Henegouwen as described in footnote (1) to the Pension Benefits table), deferred compensation program, post-retirement health coverage, or similar benefits for our executives or employees. In 2009, the NEOs participated in the employee benefit plans provided to all employees which included the following:

•	a 401(k) plan, pursuant to which participants received a 2% core contribution and a 3% company match assuming they contribute at least 4% to the plan, up to the federal limit;

•	health, dental and insurance plans; all employees, including executives, pay a portion of premiums due for health coverage; and

•

basic employee life insurance and accidental death and dismemberment coverage equal to the lesser of 1 times base salary or $350,000 as well as short-term disability coverage at no cost to the employee.

Two of our NEOs, Mr. Bergen Henegouwen and Ms. Gonnu received car allowances in 2009 of $23,627 and $15,968, respectively, because car allowances are common practice and considered necessary to recruit executive officers in Europe. Ms. Gonnu also received a signing bonus equal to $162,238. This bonus was paid in euros and is converted to U.S. dollars using the exchange rate in effect on the date paid.

Employment Agreements

We are party to an employment agreement with each of the NEOs. These employment agreements entitle the executives to payments in the event of their termination of employment by the Company without cause, and, in the case of Messrs. Holcombe, Hitchcock and de Cárdenas, resignation for good reason and for death and disability. The Compensation Committee believes that these agreements are appropriate because they help the Company attract talented executives. The terms of these employment agreements were based on prevailing practices in the countries in which the executives reside at the time the agreements were entered into, as well as competitive pressures in securing the candidates’ employment.

In addition to the severance benefits discussed above, included in the terms of the employment agreements with Messrs. Holcombe, Hitchcock and de Cárdenas are certain provisions that provide benefits to such NEOs in the event of a change in control. While there are no cash payouts upon the occurrence of the change-in-control itself, the agreements do provide that any remaining vesting period on outstanding equity-based compensation awards will be accelerated by the change-in-control event or upon the termination of the executive’s employment by the Company without cause or resignation for good reason within 180 days prior to the date of such change in control. The Compensation Committee believes such accelerated vesting provisions are appropriate because they provide a reasonable level of protection to these individuals in the event of job loss following a transaction. Absent any such protection, the executives may not be motivated to pursue certain transactions that would benefit shareholders due to the negative personal consequences of job loss. In addition, these provisions enhance the Company’s ability to retain a stable leadership team in an industry which has experienced consolidation in recent years.

For more information on the employment agreements, including the definition of sale of the Company, cause and good reason, and the estimated value of benefits to the NEOs under the employment agreements applicable to them upon a change in control of the Company or termination of their employment, see “Potential Payments Upon Termination of Employment or Change in Control.”

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code (the “Code”), which generally limits the Company’s annual tax deductibility of compensation paid to each covered NEO to $1.0 million, except for “performance-based compensation” as defined in the Code. To the extent possible, the Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are in the best overall interests of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Robert J. Gerrard, Jr., Chairman

Jack Pearlstein

Timothy A. Samples

Fritz E. von Mering

April 5, 2010

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides certain summary information concerning compensation of our named executive officers for the years ended December 31, 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(8)		Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(11)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(14)	Total ($)
Tony G. Holcombe President & Chief Executive Officer	2009	535,000		—		417,375		858,680	0		—		12,250	1,823,305
	2008	526,923		—		—	(9)	527,260	535,000		—		11,500	1,600,683
	2007	500,000		—		—	(9)	547,200	425,000		—		9,000	1,481,200

David W. Hitchcock(1) Executive Vice President & Chief Financial Officer	2009	350,000		—		187,425		467,624	0		—		12,250	1,017,299
	2008	350,000		—		—	(9)	313,408	315,000		—		11,500	989,908
	2007	201,923		350,000	(5)	777,000		198,332	315,000		—		8,212	1,850,467

Eugene Bergen Henegouwen Executive Vice President, Managing Director, Europe, Middle East and Africa	2009	418,867	(4)	—		148,706		354,954	50,608	(12)	115,286	(13)	23,627	1,112,048
	2008	444,867	(4)	—		—	(9)	261,536	285,464	(12)	17,358	(13)	24,719	1,033,943
	2007	398,258	(4)	—		221,250		226,668	331,403	(12)	48,003	(13)	23,790	1,249,373

Alfredo T. de Cárdenas(2) Executive Vice President, Americas	2009	350,000		—		128,494		322,165	135,209		—		12,250	948,117
	2008	262,500		200,000	(6)	664,000		250,432	291,375		—		11,465	1,679,772
	2007	—		—		—		—	—		—		—	—

Lori Gonnu(3) Executive Vice President, General Manager, Roaming	2009	282,108	(4)	162,238	(7)	500,031	(10)	196,016	0		—		15,968	1,156,361
	2008	—		—		—		—	—		—		—	—
	2007	—		—		—		—	—		—		—	—

(1)	Mr. Hitchcock was named Executive Vice President and Chief Financial Officer effective June 4, 2007.
(2)	Mr. de Cárdenas was named Executive Vice President, North America effective March 31, 2008.
(3)	Ms. Gonnu was named Executive Vice President, General Manager, Roaming effective April 1, 2009.
(4)	These amounts were converted to US dollars based on the euro to US dollar exchange rate on the date paid.
(5)	Reflects a $175,000 signing bonus and a $175,000 relocation bonus.
(6)	Reflects a $200,000 relocation bonus.
(7)	Reflects a 125,000 euro signing bonus which was converted to US dollars based on the euro to US dollar exchange rate on the date paid.
(8)	Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The grant date fair value of the service-based restricted stock awards is based on the fair market value of the underlying shares on the date of approval of the grant or in the event of a grant of service-based restricted stock to a newly hired employee, the first date of such employee’s service. The assumptions used in the calculation of the grant date fair values of the option awards are included in Note 7 to our audited financial statements for the fiscal year ended December 31, 2009, included in our Form 10-K filed with the SEC on February 26, 2010. The grant date fair value of the performance-based restricted stock awards is computed based upon the probable outcome of the applicable performance conditions as of the date of approval of grant. The following table discloses the grant date fair value of the performance-based restricted stock awards assuming that the highest level of performance conditions was achieved.

Named Executive Officer	Maximum Grant Date Fair Value of 2009 Performance-Based Restricted Stock Awards($)
Tony G. Holcombe	556,500
David W. Hitchcock	249,900
Eugene Bergen Henegouwen	198,275
Alfredo T. de Cárdenas	171,325
Lori Gonnu	109,375

(9)	Mr. Holcombe did not receive any restricted stock awards in fiscal years 2008 and 2007. Mr. Hitchcock and Mr. Bergen Henegouwen did not receive any restricted stock awards in fiscal year 2008. Accordingly, in accordance with the new disclosure rules adopted by the SEC in December 2009, the Company has restated the amounts previously reported for 2008 and 2007 to reflect $0.
(10)	Includes Ms. Gonnu’s new-hire one-time grant of 25,000 shares of service-based restricted stock.
(11)	Reflects the annual non-equity incentive bonuses earned during the applicable year.
(12)	These amounts were converted to dollars based on the euro to US dollar exchange rates as of December 31, 2009, 2008, and 2007.
(13)	Reflects the increase in the present value of the accumulated benefit for Mr. Bergen Henegouwen’s Dutch unit linked collective pension plan. Pension premiums are determined by the Ministry of Finance and the plan qualifies for Dutch tax law. The euro to US dollar exchange rates as of December 31, 2009, 2008, and 2007 were used to convert the benefit to US dollars.
(14)	Amounts included in this column, other than for Mr. Bergen Henegouwen and Ms. Gonnu, represent the company contribution to the 401(k) plan. For Mr. Bergen Henegouwen and Ms Gonnu, these amounts represent an automobile allowance which was converted to dollars based on the euro to US dollar exchange rate on the date paid.

2009 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2009 to our named executive officers.

Name	Grant Date	Board Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
				Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Tony G. Holcombe	01/09/2009	01/06/2006	(4)											100,000	12.06	539,010
	08/10/2009	07/23/2009	(11)											49,100	14.84	319,670
	08/10/2009	07/23/2009	(11)							15,900	31,800	—				417,375
				227,375		454,750		682,125

David W. Hitchcock	06/04/2009	05/21/2007	(5)											40,000	15.78	292,228
	08/10/2009	07/23/2009	(11)											26,940	14.84	175,396
	08/10/2009	07/23/2009	(11)							7,140	14,280	—				187,425
				122,500		245,000		367,500

Eugene Bergen Henegouwen	02/23/2009	02/22/2007	(6)											40,000	14.95	269,600
	08/10/2009	07/23/2009	(11)											13,110	14.84	85,354
	08/10/2009	07/23/2009	(11)							5,665	11,330	—				148,706
				128,997	(8)	257,994	(8)	386,991	(8)

Alfred de Cárdenas	03/31/2009	03/11/2008	(7)											40,000	15.76	283,752
	08/10/2009	07/23/2009	(11)											5,900	14.84	38,413
	08/10/2009	07/23/2009	(11)							4,895	9,790	—				128,494
				105,000		210,000		315,000

Lori Gonnu	04/01/2009	02/11/2009	(10)											5,000	16.72	37,678
	04/01/2009	02/11/2009	(10)										25,000			418,000
	08/10/2009	07/23/2009	(11)											24,320	14.84	158,338
	08/10/2009	07/23/2009	(11)							3,125	6,250	—				82,031
				94,956	(8)	189,912	(8)	284,868	(8)

(1)	Represents potential threshold, target and maximum payout opportunities under the annual incentive plan. Actual amounts earned under the annual incentive plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table. Messrs. Holcombe and Hitchcock and Ms. Gonnu did not receive a bonus payout based on 2009 results.
(2)	Represents performance-based restricted stock awards granted under the 2006 Plan. Such restricted shares cliff-vest based on the achievement of performance goals at the conclusion of a three-year performance period.
(3)	Represents service-based restricted stock and stock options grants pursuant to the 2006 Plan. These awards vest based on continued service with the Company.
(4)	The stock option grants made to Mr. Holcombe on January 9, 2009 are Anniversary Grants originally approved by the Board of Directors and Compensation Committee on January 6, 2006, in connection with their approval of Mr. Holcombe’s employment agreement.
(5)	The stock option grants made to Mr. Hitchcock on June 4, 2009 are Anniversary Grants originally approved by the Board of Directors and Compensation Committee on May 21, 2007, in connection with their approval of Mr. Hitchcock’s employment agreement.
(6)	The stock option grants made to Mr. Bergen Henegouwen’s on February 23, 2009 are Anniversary Grants originally approved by the Board of Directors and Compensation Committee on February 22, 2007.
(7)	The stock option grants made to Mr. de Cárdenas on March 31, 2009 are Anniversary Grants originally approved by the Board of Directors and Compensation Committee on March 11, 2008, in connection with their approval of Mr. de Cárdenas’s employment agreement.
(8)	Converted to US dollars using the Euro to US dollar exchange rate of 1.4333 on December 31, 2009.
(9)	Reflects the grant date fair value of stock and option awards granted in 2009, determined in accordance with FASB ASC Topic 718.
(10)	Ms. Gonnu’s management agreement, which included provision for grants of restricted stock and options effective on her start date, was approved by the Compensation Committee on February 11, 2009.
(11)	In accordance with the 2009 Plan, the Compensation Committee approved grants of performance-based restricted stock and stock option awards on July 23, 2009 with an effective date of August 10, 2009 which was the third business day after the release of the Company’s second quarter business results.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2009, with respect to our named executive officers.

	Option Awards						Stock Awards
Name	Options Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisible(2)		Option Exercise Price ($)	Option Expiration Date	Service- Based Restricted Shares Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Performance- Based Restricted Shares Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($)(1)
Tony G. Holcombe	08/10/2009	—	49,100		14.84	08/10/2016	05/12/2006	40,000	(4)	699,200	8/10/2009	31,800	555,864
	01/09/2009	—	100,000		12.06	01/09/2019
	01/09/2008	—	66,667		13.92	01/09/2018
	01/09/2007	—	33,334		14.25	01/09/2017
	05/12/2006	100,000	—		16.60	05/12/2016
	02/09/2005	9,500	500	(3)	16.00	02/09/2015
David W. Hitchcock	08/10/2009	—	26,940		14.84	08/10/2016	06/04/2006	36,000	(5)	629,280	8/10/2009	14,280	249,614
	06/04/2009	—	40,000		15.78	06/04/2019
	06/04/2008	13,333	26,667		21.10	06/04/2018
	06/04/2007	26,666	13,334		12.95	06/04/2017
Eugene Bergen Henegouwen	08/10/2009	—	13,110		14.84	08/10/2016	02/22/2007	9,000	(5)	157,320	8/10/2009	11,330	198,048
	02/23/2009	—	40,000		14.95	02/23/2019	06/06/2006	10,000	(5)	174,800
	02/22/2008	13,333	26,667		17.33	02/22/2018
	02/22/2007	26,666	13,334		14.75	02/22/2017
Alfred de Cárdenas	08/10/2009	—	5,900		14.84	03/31/2018	03/31/2008	32,000	(5)	559,360	8/10/2009	9,790	171,129
	03/31/2009	—	40,000		15.76
	03/31/2008	13,333	26,667		16.66
Lori Gonnu	08/10/2009	—	24,320		14.84	08/10/2016	4/1/2009	25,000	(5)	437,000	8/10/2009	6,250	109,250
	04/01/2009	—	5,000		16.72	04/01/2019

(1)	Market value based on December 31, 2009 closing price of $17.48.
(2)	Option awards vest in equal annual installments on each of the first three anniversaries of the grant date.
(3)	Mr. Holcombe’s option award vests 20% on the first anniversary of the grant date and 5% quarterly thereafter.
(4)	Service-based restricted stock awards vest annually on a ratable basis over a five year period beginning January 9, 2007.
(5)	Service-based restricted stock awards vest ratably in equal annual installments on each of the first five anniversaries of the grant date.
(6)	Performance-based restricted stock awards cliff vest based on the achievement of performance goals at the conclusion of a three-year performance period. The number of shares reflected assumes that the target level of performance was achieved.

2009 Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired during 2009 upon the vesting of stock awards or upon the exercise of stock options.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tony G. Holcombe	120,119	506,173	20,000	241,200
David W. Hitchcock	—	—	12,000	189,360
Eugene Bergen Henegouwen	—	—	8,000	123,440
Alfred de Cárdenas	—	—	8,000	126,080
Lori Gonnu	—	—	—	—

(1)	Reflects the number of shares acquired pursuant to the exercise of stock options in 2009, and the value realized as calculated by the difference between the market price of our common stock on the date of exercise and the exercise price of the stock option.
(2)	Represents the number of shares of restricted stock that vested in 2009, and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The Company currently does not have a pension plan except in the case of Mr. Bergen Henegouwen, which is required by Dutch law. The table below shows the present value of accumulated benefits payable to Mr. Bergen Henegouwen, including the number of years of service credited to him under the Collectief Pension.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Tony G. Holcombe		—	—	—
David W. Hitchcock		—	—	—
Eugene Bergen Henegouwen	Collectief Pensioen (Unit linked collective pension plan)(1)	6	332,900	—
Alfredo T. de Cárdenas		—	—	—
Lori Gonnu		—	—	—

(1)	The pension plan is a unit linked plan, meaning that the payments into the plan are invested in mutual funds during the participant’s employment. At retirement, the mutual funds can only be used to buy an annuity. The retirement date under the pension plan is set at the age 62. Pursuant to Dutch tax law, the pension annuity is capped since the annuity at age 65 cannot be more than 100% of the salary at retirement. If the funds at retirement are higher than what is needed to buy such an annuity, the excess is either taxed at retirement or can be used to buy a fixed indexation of the pension annuity. Since the retirement date is set at age 62 instead of 65, the pension cap will need to be recalculated (reduced) actuarially at retirement. The plan qualifies as a qualified pension plan under Dutch tax law. The payments (pension premiums) are determined by the Ministry of Finance. Certain pension plan benefits will continue if Mr. Henegouwen becomes disabled. The present value of accumulated benefit at December 31, 2009 is 232,261 euros which is converted to US dollars using the euro to US dollar exchange rate at December 31, 2009.

Potential Payments Upon Termination of Employment or Change in Control

As discussed in the Compensation Discussion and Analysis of the Proxy Statement, the Company has entered into employment agreements with each of its named executive officers that provide for certain payments and benefits upon their termination of employment for various reasons.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a NEO’s employment terminates, the executive officer is entitled to receive amounts earned during his term of employment including accrued but unpaid base salary through the date of termination, unreimbursed employment-related expenses owed to the executive officer under the Company’s policies and accrued but unpaid vacation pay. These payments do not differ from payments made upon termination to all employees.

Payments Made Upon Termination Without Cause or Good Reason. Each of the employment agreements, other than the agreements with Mr. Bergen Henegouwen and Ms. Gonnu, provides that if the executive is terminated without Cause, or the executive terminates his employment with the Company for Good Reason, the executive shall be entitled to receive:

•	his base salary for a period of twelve months;

•

any unpaid bonus for the previous fiscal year and 100% (in the case of Mr. Holcombe) or a pro rata portion (in the case of Messrs. Hitchcock and de Cárdenas) of his bonus for the then current fiscal year; and

•	that portion of the COBRA premium that the Company pays for other senior executive employees for the shorter of twelve months or the executive’s COBRA eligibility period.

Mr. Bergen Henegouwen’s employment agreement provides that if his employment is terminated without Cause, he would be eligible to receive initial severance payments equal to six months of salary, payable in equal installments on the Company’s regular payment dates and reduced by any amounts he receives during this period pursuant to other employment. The Company may, at its discretion, extend his severance payments for up to three additional six-month periods. Mr. Bergen Henegouwen’s employment agreement does not provide benefits upon a termination for Good Reason.

Ms. Gonnu’s employment agreement provides that if her employment agreement is terminated without Cause, she would be eligible to receive her base salary for eighteen months, payable in a lump sum. In addition, Ms. Gonnu would continue to receive her base salary during the requisite three-month notice period under her employment agreement. Ms. Gonnu’s employment agreement does not provide benefits upon a termination for Good Reason.

Cause generally means the commission of a felony or crime involving moral turpitude or the commission of fraud; conduct tending to bring substantial public disgrace or disrepute on the Company; substantial and repeated failure to perform duties; gross negligence or willful misconduct with respect to the Company; or breach of the executive’s covenants regarding confidentiality, noncompetition, nonsolicitation and/or nondisparagement. Good Reason generally means requiring the executive to relocate outside of a 50 mile radius from the executive’s current employment location; assigning the executive duties which, in the aggregate, represent a material diminution in executive’s title, authority or responsibilities; reducing the base salary of the executive; or materially reducing, in the aggregate, the benefits the executive receives other than as a reduction in benefits generally applicable to senior executives of the Company. Mr. Holcombe’s employment agreement also provides that his termination for any reason during the 30-day period beginning on the six-month anniversary of the occurrence of a Sale (as defined below) of the Company will be deemed termination for Good Reason.

Payments Made Upon Death or Termination of Employment by Reason of Disability. Each of the employment agreements, other than the agreements with Mr. Bergen Henegouwen and Ms. Gonnu, provides that if the executive is terminated because the executive has become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position, or upon his death, he shall be entitled to receive the same payments that he would have received had he been terminated without Cause or for Good Reason, as described above. The employment agreements with Mr. Bergen Henegouwen and Ms. Gonnu do not provide benefits upon death or termination for disability.

Payments Made upon a Sale of the Company. Each of the employment agreements, other than the agreements with Mr. Bergen Henegouwen and Ms. Gonnu, provides that upon the Sale of the Company, or upon the termination of the executive’s employment without Cause or resignation for Good Reason within 180 days prior to the Sale of the Company, all unvested options and restricted stock will automatically become vested. A Sale of the Company means any transaction or series of transactions pursuant to which any person or group of related persons, other than certain specified investors or their affiliates, in the aggregate acquire(s):

•

beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of equity securities of the Company possessing the voting power (other than voting rights accruing only to the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, security holder or voting agreement, proxy, power of attorney or otherwise); or

•	all or substantially all of the Company’s assets determined on a consolidated basis; provided that a public offering shall not constitute a Sale.

Mr. Bergen Henegouwen’s and Ms. Gonnu’s employment agreements do not provide benefits upon a Sale of the Company. Instead, their equity awards are governed by the terms of the 2006 Plan, which provides that, upon the occurrence of a Change in Control followed by their termination of employment without Cause or for Good Reason within one year of such Change in Control, their stock options and service-based restricted stock awards will become fully-vested, and the performance-based restricted stock awards vest based upon an assumed achievement of all relevant performance goals at the target level, and pay out to the executive on a prorata basis based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. For purposes of the 2006 Plan, a Change in Control generally means the occurrence of one of the following events (i) any person or group acquires beneficial ownership (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) of 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) the incumbent Board ceases to constitute a majority of the Board; (iii) consummation of a merger or consolidation, other than a merger or consolidation (a) in which the beneficial owners of the Company’s common stock immediately prior to the transaction continue to own 50% or more of the combined voting power after such merger or consolidation or (b) in which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or (iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets. The definitions of Cause and Good Reason are described above.

Restrictive Covenants. Each of the Employment Agreements contains noncompetition, employee nonsolicitation and customer nonsolicitation covenants that apply during the executive’s employment with the Company and for a certain period of time after his or her termination of employment.

•

in the case of Messrs. Holcombe, Hitchcock and de Cárdenas, 1 year in the event of their termination of employment without Cause or for Good Reason, or 2 years in the event of their termination of employment for any other reason;

•	in the case of Mr. Bergen Henegouwen, 1 year in the event of his termination of employment without Cause, or 2 years, in the event of his termination of employment for any other reason;

•	in the case of Ms.Gonnu, 1 year in the event of her termination of employment for any reason.

Each of the employment agreements contains covenants regarding confidentiality, ownership of property and non-disparagement.

Summary of Potential Payments Upon Termination of Employment. The table below shows the estimated value of benefits to the NEOs under the employment agreements if their employment had been terminated for Good Reason, without Cause, or by reason of death or disability (except in the case of Mr. Bergen Henegouwen and Ms. Gonnu, each of whom will be entitled to the benefits below only if his or her employment is terminated without Cause) as of December 31, 2009. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2009.

	Termination without Cause; Resignation For Good Reason; Death; Disability (Not in Connection with a Change in Control) ($)	Termination without Cause; Resignation For Good Reason; Death; Disability (Following or In Connection with a Change in Control) ($)
Tony G. Holcombe
Salary (1)	535,000	535,000
Bonus (2)	454,750	454,750
Benefits (3)	8,640	8,640
Value of Unvested Options (4)(6)	—	1,017,367
Value of Unvested Service-Based Restricted Stock (4)(6)	—	699,200
Value of Unvested Performance-Based Restricted Stock (4) (6)	—	370,576

TOTAL	998,390	3,085,533

David W. Hitchcock
Salary (1)	350,000	350,000
Bonus (2)	245,000	245,000
Benefits (3)	13,296	13,296
Value of Unvested Options (4) (6)	—	199,525
Value of Unvested Service-Based Restricted Stock (4) (6)	—	629,280
Value of Unvested Performance-Based Restricted Stock (4) (6)	—	166,410

TOTAL	608,296	1,603,511

Eugene Bergen Henegouwen
Salary (7) (9)	429,990	429,990
Value of Unvested Options (5) (6)	—	176,212
Value of Unvested Service-Based Restricted Stock (5) (6)	—	332,120
Value of Unvested Performance-Based Restricted Stock (5) (6)	—	132,032

TOTAL	429,990	1,070,354

Alfredo T. de Cárdenas
Salary (1)	350,000	350,000
Bonus (2)	210,000	210,000
Benefits (3)	14,568	14,568
Value of Unvested Options (4) (6)	—	106,243
Value of Unvested Service-Based Restricted Stock (4) (6)	—	559,360
Value of Unvested Performance-Based Restricted Stock (4) (6)	—	114,086

TOTAL	574,568	1,354,257

Lori Gonnu
Salary (8) (9)	664,693	664,693
Value of Unvested Options (5) (6)	—	68,005
Value of Unvested Service-Based Restricted Stock (5) (6)	—	437,000
Value of Unvested Performance-Based Restricted Stock (5) (6)	—	72,833

TOTAL	664,693	1,242,531

(1)	Reflects 12 months of the executive’s 2009 base salary.
(2)	Reflects 100% of the executive’s 2009 target bonus.
(3)	Represents an estimated value, based on 2009 rates, for providing COBRA payments for 12 months as provided in Messrs. Holcombe’s, Hitchcock’s, and de Cárdenas’s employment agreements.
(4)	Messrs. Holcombe’s, Hitchcock’s and de Cárdenas’ unvested stock options and service-based restricted stock awards are governed by the terms of their employment agreements, which provide that such awards will become fully-vested upon the Sale of the Company. Messrs. Holcombe’s, Hitchcock’s and de Cárdenas’ performance-based restricted stock awards are governed by the terms of the 2006 Plan, which provides that, upon the occurrence of a change in control followed by their termination of employment without Cause or for Good Reason within one year of such change in control, the performance-based restricted stock awards vest based upon an assumed achievement of all relevant performance goals at the target level, and pay out to the executive on a prorata basis based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.
(5)	Mr. Bergen Henegouwen’s and Ms. Gonnu’s equity awards are governed by the terms of the 2006 Plan, which provides that, upon the occurrence of a change in control followed by their termination of employment without Cause or for Good Reason within one year of such change in control, their stock options and service-based restricted stock awards will become fully-vested, and the performance-based restricted stock awards vest based upon an assumed achievement of all relevant performance goals at the target level, and pay out to the executive on a prorata basis based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.
(6)	Reflects the value of unvested equity awards, based on the closing market price of our common stock on December 31, 2009 ($17.48). Unvested options are valued based on the difference between $17.48 and the exercise price of the unvested option. For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. The number of performance-based restricted shares that would vest is prorated at 66% of the target number of shares because the assumed date of termination - December 31, 2009 - is one-third of the three-year performance cycle.
(7)	Assumes that the Company extends the initial 6-month severance period for three additional 6-month periods, per Mr. Bergen Henegouwen’s employment agreement.
(8)	Reflects 21 months of base salary (3-month notice period plus 18 months of severance).
(9)	Converted to US Dollars using the euro to dollar exchange rate of 1.4333 on December 31, 2009

Summary of Potential Payments upon a Sale of the Company. The following table summarizes the value of the payments that each of our named executive officers would receive as a result of the vesting of stock options and restricted stock if a Sale of the Company occurred on December 31, 2009, regardless of whether the executive incurs a termination of employment. The amounts in the table exclude the value of equity awards that were vested by their terms on December 31, 2009.

Name	Value of Unvested Option Shares ($)(1)	Value of Unvested Service-Based Restricted Shares ($)(1)	Value of Unvested Performance- Based Restricted Shares ($)(1)
Tony G. Holcombe	1,017,367	699,200	—

David W. Hitchcock	199,525	629,280	—

Eugene Bergen Henegouwen(2)	—	—	—

Alfredo T. de Cárdenas	106,243	559,360	—

Lori Gonnu(2)	—	—	—

(1)	Based on the $17.48 closing market price of our common stock on December 31, 2009. For purposes of this calculation, outstanding options having an exercise price greater than the closing price of our common stock on such date have a value of $0. Performance-based restricted shares vest only upon a qualifying termination of employment within one year of a Change in Control.
(2)	As described in greater detail in footnote (5) to the table above, Mr. Bergen Henegouwen’s and Ms. Gonnu’s equity awards accelerate only upon a qualifying termination of employment within one year of a Change in Control. Accordingly, no values are reported for them in this table.

PROPOSAL 3

APPROVAL OF PROPOSED AMENDMENT TO THE

SYNIVERSE HOLDINGS, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN

On March 24, 2006, the Board adopted the 2006 Employee Stock Purchase Plan (the “ESPP”), and the Company’s shareholders approved the ESPP on May 9, 2006. The ESPP permits eligible employees to purchase our common stock at a discount from fair market value through payroll deductions. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). On March 25, 2010, the Board approved an amendment to the ESPP, subject to approval of the same by the shareholders, that would increase the number of shares reserved for issuance under the ESPP from 500,000 shares to 1,250,000 shares. If approved by the shareholders, the proposed amendment will be effective on the date of the 2010 annual meeting.

Summary of the ESPP

The following is a summary description of the ESPP. The summary is qualified in its entirety by the full text of the plan, a copy of which is attached as Appendix A to this proxy statement.

Purpose. The purpose of the ESPP is to advance the Company’s interests by providing eligible employees with an opportunity to subscribe for and purchase our common stock in order to further align their interests with those of our other shareholders.

Administration. The ESPP may be administered by our Board of Directors or by one or more committees appointed by the Board. The Board or any committee may delegate to one or more individuals the day-to-day administration of the ESPP. The administrator will have authority to construe, interpret, create, and apply rules and regulations for the administration of the ESPP. The administrator also may adjudicate all disputed claims under the ESPP and establish, amend or waive rules and regulations for the ESPP’s administration, consistent with any delegation by the Board. Every finding, decision and determination made by the administrator will be final and binding upon all parties. The Company will pay all expenses incurred in connection with the administration of the ESPP.

Shares Available under the ESPP. The Company originally authorized, and the shareholders approved, 500,000 shares for issuance under the ESPP. Of this original amount, 260,226 shares remained available for issuance on April 5, 2010. The proposed amendment would increase the number of shares that may be issued under the ESPP by 750,000 shares.

Eligibility. All employees of the Company, including directors who are employees, and all employees of any subsidiary of the Company designated by the Board or a committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of options to purchase common stock under the ESPP provided that:

•	the employee is customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;

•	such person is an employee of the Company or a Designated Subsidiary on the first day of the applicable period; and

•

immediately after the grant the employee would not own the Company’s common stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the Company’s stock or the stock of one of the Company’s subsidiaries.

As of April 5, 2010, approximately 850 employees were eligible to participate in the ESPP.

Participation. An eligible employee may participate in the ESPP by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least ten days prior to the applicable offering date. The payroll deduction authorization form will authorize a regular payroll deduction from the base salary received by the employee during the applicable period. Unless an employee files a new form or withdraws from the ESPP, his or her deductions and purchases will continue at the same rate for future offerings under the ESPP as long as the ESPP remains in effect.

Offering Periods. The Company will make one or more offerings to employees to purchase stock under the ESPP. Offerings will begin each June 1 and December 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “offering period”) during which payroll deductions will be made and held for the purchase of common stock at the end of the offering period. The administrator may, at any time and at its discretion, choose a different offering period of twelve (12) months or less for subsequent offerings.

Unless a participant withdraws from the ESPP (in the manner described below), the participant’s option for the purchase of shares will be exercised automatically on each purchase date in an offering period, and the maximum number of whole shares subject to the option will be purchased at the applicable purchase price with the accumulated contributions in the participant’s account at such time. Any contributions accumulated in a participant’s account which are not sufficient to purchase a whole share will be retained in the participant’s account for the subsequent purchase period, subject to the participant’s earlier withdrawal.

Any other excess contributions that may not be used to purchase shares on a purchase date, because such purchase would not comply with Section 423 of the Code or would otherwise exceed applicable plan limitations, will be returned to the participant. The shares purchased upon exercise of an option under the ESPP will be deemed issued to the participant on the purchase date. During a participant’s lifetime, the participant’s option to purchase shares under the ESPP is exercisable only by the participant.

Payroll Deductions; Participant’s Accounts. The Company will maintain payroll deduction accounts for all participating employees. With respect to any offering made under the ESPP, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the base salary he or she receives during the offering period or such shorter period during which deductions from payroll are made. Payroll deductions may be made in 1% increments of base salary, between 1% and 15%, with any change in base salary during the offering period to result in an automatic corresponding change in the dollar amount withheld as soon as administratively practical. Interest will not be paid on any employee accounts, except as otherwise authorized by the administrator.

An employee may increase, decrease or discontinue his or her payroll deduction during any offering period by filing a new payroll deduction authorization form. If an employee elects to discontinue his or her payroll deductions during an offering period, but does not elect to withdraw his or her funds pursuant to the terms of the ESPP, funds deducted prior to such employee’s election to discontinue will be applied to the purchase of common stock on the exercise date. The administrator may establish rules limiting the frequency with which employees may change, discontinue and resume payroll deductions under the ESPP and may impose a waiting period on employees wishing to resume payroll deductions following discontinuance. The administrator may change the rules regarding discontinuance of participation or changes in participation in the ESPP.

Purchase of Shares. On the Offering Commencement Date of each offering period, the Company will grant to each eligible employee who is then a participant in the ESPP an option to purchase on the last business day of such offering period the largest number of whole shares of common stock as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such offering period.

Notwithstanding the above, no employee may be granted an option which permits his or her rights to purchase common stock under the ESPP and any other employee stock purchase plans of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such common stock (determined at the Offering Commencement Date of the offering period) for each calendar year in which the option is outstanding at any time.

Purchase Price. The purchase price for each share purchased will be 85% of the closing price of the Company’s common stock on (i) the first business day of such offering period or (ii) the last business day of the offering period (the “exercise date”), whichever is less. Such closing price will be (a) the closing price on any national securities exchange on which the common stock is listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of common stock were made on such a day, the price of the common stock for purposes of clauses (a) and (b) above will be the reported price for the next preceding day on which sales were made.

Withdrawal. An employee may at any time prior to the close of business on the last business day in a offering period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the offering period. The employee may participate in any subsequent offering in accordance with terms and conditions established by the administrator.

Termination of Employment. Upon termination of a participant’s employment prior to the last business day of an offering period for any reason, including retirement or death, the contributions credited to such participant’s account will be returned to the participant or, in the case of the participant’s death, to the individual(s) whom the participant has specified in a written designation of a beneficiary filed with the Company. If the participant has not filed a written designation of a beneficiary, then the participant’s contributions will be distributed to the participant’s estate.

Upon termination of employment, the participant’s option will automatically terminate. If, prior to the last business day of the offering period, the Designated Subsidiary by which an employee is employed will cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee will be deemed to have terminated employment for the purposes of the ESPP as of the date of such action.

Nontransferability. No rights of a participant under the ESPP are transferable other than by will or the laws of descent and distribution or by filing with the Company a written designation of a beneficiary.

Adjustment for Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of common stock, or the payment of a dividend in common stock, the number of shares approved for the ESPP, and the share limitation discussed above, will be increased proportionately, and such other adjustment will be made as may be deemed equitable by the Board or a Committee. In the event of any other change affecting the common stock, such adjustment will be made as may be deemed equitable by the Board or a Committee to give proper effect to such event.

Mergers and Consolidations. If the Company merges or consolidates with another corporation and the Company’s shareholders immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the common stock of the surviving corporation (“Continuity of Control”), the holder of each outstanding option under the ESPP will be entitled to receive at the next exercise date upon the exercise of such option the same securities or property to which a holder of one share of the Company’s common stock was entitled upon and at the time of such merger or consolidation.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised options remain outstanding under the ESPP, (i) subject to the provisions of clauses (ii) and (iii), after the effective date of such transaction, each holder of an outstanding option will be entitled, upon exercise of such option, to receive in lieu of shares of Company common stock, shares of such stock or other securities as the holders of shares of Company common stock received pursuant to the terms of such transaction; or (ii) all outstanding options may be cancelled by the administrator as of a date prior to the effective date of any such transaction and, in such case, all payroll deductions will be paid out to the participating employees; or (iii) all outstanding options may be cancelled by the administrator as of the effective date of any such transaction, provided that notice of such cancellation will be given to each holder of an option, and each holder of an option will have the right to exercise such option in full based on payroll deductions then credited to his account as of a date determined by the Board or a committee, which date will not be less than ten days preceding the effective date of such transaction.

Insufficient Shares. In the event that the total number of shares of common stock specified in elections to be purchased under any offering plus the number of shares purchased under previous offerings under the ESPP exceeds the maximum number of shares issuable under the ESPP, the administrator will allot the shares then available on a pro rata basis.

Amendment and Termination of the ESPP. The ESPP may be amended or terminated at any time by the Board. The Company will obtain shareholder approval of any amendment to the ESPP as is necessary to comply with Section 423 of the Code, the rules of the NYSE or any other applicable law. Upon termination of the ESPP all amounts in the accounts of participating employees will be promptly refunded.

Federal Income Tax Consequences. The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Code. A general summary of the federal income tax consequences regarding the ESPP is stated below. The tax consequences of participating in the ESPP may vary with respect to individual situations. Accordingly, participants should consult with their tax advisors in regard to the tax consequences of participating in the ESPP as to both federal and state income tax considerations.

Neither the grant nor the exercise of options under the ESPP will have a tax impact on the participant or on the Company. If a participant disposes of the common stock acquired upon the exercise of his options after at least two years from the date of grant and one year from the date of exercise, then he or she must treat as ordinary income the amount by which the lesser of (i) the fair market value of the common stock at the time of disposition, or (ii) the fair market value of the common stock at the date of grant, exceeds the purchase price. Any gain in addition to this amount will be treated as a capital gain. If a participant holds common stock at the time of his or her death, the holding period requirements are automatically deemed to have been satisfied and he or she will realize ordinary income in the amount by which the lesser of (i) the fair market value of the common stock at the time of death, or (ii) the fair market value of the common stock at the date of grant exceeds the purchase price. The Company will not be allowed a deduction if the holding period requirements are satisfied.

If a participant disposes of common stock before expiration of two years from the date of grant and one year from the date of exercise, then the participant must treat as ordinary income the excess of the fair market value of the common stock on the date of exercise of the option over the purchase price. Any additional gain will be treated as long-term or short-term capital gain or loss, as the case may be. The Company will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

Benefits to Certain Persons

The Company’s executive officers (including the named executive officers) will be permitted to participate in the ESPP on the same basis and terms as all other eligible employees. The Company’s directors will not be permitted to participate in the ESPP unless they are employed by the Company and otherwise meet the eligibility requirements described above. Because participation in the ESPP is at the option of the Company’s employees, the benefits or amounts that will be received by or allocated to any person or group of persons (including the Company’s named executive officers, other executive officers and employees who are not executive officers) are not currently determinable.

Equity Compensation Plan Information

The following chart sets forth information concerning the equity compensation plans of the Company as of December 31, 2009.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,480,977	$14.71	5,355,655	(2)
Equity compensation plans not approved by security holders(3)	—	—	—
Total	2,480,977	$14.71	5,355,655	(2)

(1)	Consists of the 2006 Employee Stock Purchase Plan (the “ESPP”), the 2006 Plan, the Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan. Options are no longer granted under the Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan.
(2)	5,095,429 of these shares are reserved and available for issuance under the 2006 Plan and of such shares, 2,613,420 are available for issuance pursuant to grants of full-value stock awards. 260,226 of these shares are reserved and available for issuance under the ESPP.
(3)	As of December 31, 2009, the Company did not maintain any equity compensation plans that had not been approved by the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE SYNIVERSE HOLDINGS, INC. 2006 EMPLOYEE STOCK PURCHASE PLAN

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2010 by:

•	each shareholder who is known to own beneficially more than 5% of our common stock;

•	each director

•	each of the named executive officers; and

•	all directors and officers as a group.

The percentage ownership is based on 69,318,338 shares of common stock outstanding (net of treasury shares and non-voting restricted stock) at March 15, 2010. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 15, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

NAME	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR LLC(1)	7,744,343	11.2%
Black Rock Inc.(2)	6,094,309	8.8%
Cramer Rosenthal McGlynn LLC(3)	4,907,102	7.1%
Vaughan Nelson Investment Management, L.P.(4)	4,412,365	6.4%
The Vanguard Group Inc.(5)	3,812,016	5.5%

Managers and Executive Officers
Tony G. Holcombe(6)	345,909	*
David W. Hitchcock(7)	119,961	*
Eugene Bergen Henegouwen(8)	126,909	*
Alfredo T. de Cárdenas(9)	95,923	*
Lori Gonnu(10)	38,516
Jason Few(11)	30,716	*
James B. Lipham(12)	57,050	*
Robert J. Marino(13)	75,310	*
Jack Pearlstein(14)	57,050	*
Timothy A. Samples(15)	37,050	*
Robert J. Gerrard, Jr.(16)	23,216	*
Frtiz E. von Mering(17)	16,883	*
Wendy J. Murdock(18)	3,450
All managers and executive officers as a group (22 persons)	1,452,981	2.1%
Total	69,318,338

*	Less than 1%
(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010. The Schedule 13G/A states that FMR LLC has sole power to vote or to direct the vote of 99,570 shares and sole power to dispose or to direct the disposition of 7,744,343 shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010. The Schedule 13G states that BlackRock, Inc. has sole voting and dispositive power over 6,094,309 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010. The Schedule 13G was jointly filed by Cramer Rosenthal McGlynn LLC. The Schedule 13G states that Cramer Rosenthal McGlynn LLC has sole power to vote or to direct the vote of 4,782,802 shares and sole power to dispose or to direct the disposition of 4,907,102 shares. The address of Cramer Rosenthal McGlynn LLC is 520 Madison Ave, New York, NY 10022.

(4)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2010. The Schedule 13G states that Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) has sole voting power over 3,122,057 shares, sole dispositive power over 3,461,000 shares and shared dispositive power over 951,365 shares. Vaughan Nelson reported that it may be deemed to be the beneficial owner of the reported shares of Syniverse’s stock due to investment advisory relationships with the persons who own such shares. Vaughan Nelson further reported that Vaughan Nelson Investment Management, Inc., as General Partner of Vaughan Nelson, may be deemed the indirect beneficial owner of the reported shares. Both Vaughan Nelson and Vaughan Nelson Investment Management, Inc. disclaim beneficial ownership of the reported shares of Syniverse’s common stock. The address of Vaughan Nelson and Vaughan Nelson Investment Management, Inc. is 600 Travis Street, Suite 6300, Houston, Texas 77002.
(5)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2009. The Schedule 13G states that The Vanguard Group Inc. has sole voting power over 90,177 shares, sole dispositive power over 3,721,839 shares and shared dispositive power over 90,177 shares. The address of The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Includes 210,000 shares subject to options held by Mr. Holcombe that are exercisable within 60 days of March 15, 2010.
(7)	Includes 39,999 shares subject to options held by Mr. Hitchcock that are exercisable within 60 days of March 15, 2010.
(8)	Includes 79,999 shares subject to options held by Mr. Henegouwen that are exercisable within 60 days of March 15, 2010.
(9)	Includes 39,999 shares subject to options held by Mr. de Cárdenas that are exercisable within 60 days of March 15, 2010.
(10)	Includes 1,666 shares subject to options held by Ms. Gonnu that are exercisable within 60 days of March 15, 2010.
(11)	Includes 17,466 shares subject to options held by Mr. Few that are exercisable within 60 days of March 15, 2010.
(12)	Includes 43,800 shares subject to options held by Mr. Lipham that are exercisable within 60 days of March 15, 2010.
(13)	Includes 58,420 shares subject to options held by Mr. Marino that are exercisable within 60 days of March 15, 2010.
(14)	Includes 43,800 shares subject to options held by Mr. Pearlstein that are exercisable within 60 days of March 15, 2010.
(15)	Includes 23,800 shares subject to options held by Mr. Samples that are exercisable within 60 days of March 15, 2010.
(16)	Includes 12,666 shares subject to options held by Mr. Gerrard that are exercisable within 60 days of March 15, 2010.
(17)	Includes 6,333 shares subject to options held by Mr. von Mering that are exercisable within 60 days of March 15, 2010.
(18)	Includes 0 shares subject to options held by Ms. Murdock that are exercisable within 60 days of March 15, 2010.

SEC REPORTING MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2009, all Section 16(a) filing requirements were met, except for Mr. Michael J. O’Brien and Ms. Janet Roberts, who each filed one late Form 4 with respect to the acquisition of options under our 2006 Plan.

Availability of Form 10-K and Annual Report to Shareholders

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary at 8125 Highwoods Palm Way Tampa, FL 33647. You may review our filings with the SEC by visiting our website at www.syniverse.com. Our website and the information contained or incorporated therein are not intended to be incorporated into this report.

SHAREHOLDER COMMUNICATIONS AND PROPOSALS

Communications with the Board of Directors

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647, or at the Company’s website, www.syniverse.com at the “Investors” tab, under “Corporate Governance—Contact the Board.” All such shareholder communications will be reviewed by the Chairman of the Nominating and Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

Shareholder Proposals for 2011

Our 2011 Annual Meeting of Shareholders is expected to be held on or about May 5, 2011, and proxy materials in connection with that meeting are expected to be mailed on or about April 4, 2011. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2011 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2011 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 5, 2010. Any such proposal should be addressed to the Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our Annual Meeting of Shareholders to be held in 2011 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders wishing to recommend candidates to serve on the Company’s Board of Directors may do so by sending a timely notice to the attention of the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647. The notice must contain the following: the candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the Board of Directors, if elected, a statement by the shareholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board of Directors and a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

Candidates for director who are properly recommended by the Company’s shareholders will be evaluated in the same manner as any other candidate for director. The Nominating and Corporate Governance Committee may require the candidate to furnish other information as the Nominating and Corporate Governance Committee may reasonably request to assist the Nominating and Corporate Governance Committee in determining the eligibility of the candidate to serve as a Director. The Nominating and Corporate Governance Committee (or the presiding officer at any meeting of the shareholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Alternatively, under our Bylaws, if a shareholder does not want to submit a proposal for the 2011 Annual Meeting for inclusion in our proxy statement under Rule 14a-8, and intends to submit a proposal or nominate a person as a candidate for election to the Board of Directors directly (rather than through our Nominating and Corporate Governance Committee), Syniverse must receive the shareholder proposal or nomination between January 6, 2011 and February 5, 2011. If the date of the 2011 Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the 2010 Annual Meeting, notice from a shareholder must be so received not later than the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever occurs first. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our stock. We will not entertain any proposals or nominations at the Annual Meeting that do not meet these requirements. In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after February 8, 2011 of any proposal which a shareholder intends to raise at the 2011 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2011 Annual Meeting may exercise discretionary voting with respect to such proposal.

OTHER MATTERS

We know of no matters to be presented at the Annual Meeting other than those included in the Notice of Annual Meeting of Shareholders. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the U.S.

By Order of the Board of Directors

/s/ Laura E. Binion

Laura E. Binion

Corporate Secretary

Tampa, Florida

April 5, 2010

Appendix A

SYNIVERSE HOLDINGS, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN AS AMENDED

The purpose of this 2006 Employee Stock Purchase Plan, as amended (the “Plan”) is to provide eligible employees of Syniverse Holdings, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s Common Stock, $0.001 par value per share, (the “Common Stock”). 1,250,000 shares of Common Stock in the aggregate have been approved for this purpose, subject, however, to adjustment as provided by Section 15 hereof. This Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and shall be interpreted consistent therewith.

1. Administration. The Plan will be administered by the Company’s Board of Directors (the “Board”) or by one or more committees or subcommittees appointed by the Board (a “Committee”). The Board or a Committee (in either case, the “Administrator”) may delegate to one or more individuals the day-to-day administration of the Plan. The Administrator shall have full power and authority to promulgate any rules and regulations which it deems necessary or advisable for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements, and to take all action in connection with the administration of the Plan as it deems necessary or advisable, consistent with any delegation from the Board; provided, however, the administration of the Plan shall be consistent with Rule 16b-3 (“Rule 16b-3”) under the Securities Exchange Act of 1934. The administration, interpretation or application of the Plan by the Administrator shall be final and binding upon all employees. The Company shall pay all expenses incurred in connection with the administration of the Plan. No Board or Committee member shall be liable for any action or determination except for such person’s own willful misconduct or as provided by law with respect to the Plan or any Option (as defined in Section 9) granted hereunder.

2. Eligibility. All employees of the Company, including Directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or a Committee from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options to purchase Common Stock under the Plan provided that:

(a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

(b) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary; provided that where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave.

No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee.

3. Offerings. The Company will make one or more offerings (“Offerings”) to employees to purchase stock under this Plan. Offerings will begin each June 1 and December 1, or the first business day thereafter (the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan

Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Administrator may, at any time and at its discretion, choose a different Plan Period of twelve (12) months or less for subsequent Offerings. Notwithstanding anything to the contrary, the first Plan Period shall begin on August 1, 2006 and end on November 30, 2006.

4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee’s appropriate payroll office at least ten days prior to the applicable Offering Commencement Date. The payroll deduction authorization form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. As used herein, the term “Compensation” means the employee’s base salary.

5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount up to a maximum of 15% of the Compensation he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. Payroll deductions may be made in 1% increments of Compensation, between 1% and 15%, with any change in compensation during the Plan Period to result in an automatic corresponding change in the dollar amount withheld as soon as administratively practical.

6. Deduction Changes. An employee may increase, decrease or discontinue his or her payroll deduction during any Plan Period by filing a new payroll deduction authorization form. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to such employee’s election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below). The Administrator may (i) establish rules limiting the frequency with which employees may change, discontinue and resume payroll deductions under the Plan and may impose a waiting period on employees wishing to resume payroll deductions following discontinuance, and (ii) change the rules regarding discontinuance of participation or changes in participation in the Plan.

If an employee has not followed the procedures prescribed by the Administrator to change the rate of payroll deductions or to discontinue the payroll deductions, the rate of payroll deductions shall continue at the properly elected rate in effect until such rate is changed in accordance with Plan procedures.

7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Administrator, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine or as may be required by law.

8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. The employee may participate in any subsequent Offering in accordance with terms and conditions established by the Administrator.

9. Purchase of Shares. On the Offering Commencement Date of each Plan Period and subject to any applicable blackout period and pre-clearance procedures set forth in the Company’s securities trading policy, the Company will grant to each eligible employee who is then a participant in the Plan an option (the “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period.

Notwithstanding the above, no employee may be granted an Option which permits his or her rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

The purchase price for each share purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or (ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the New York Stock Exchange or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance which is less than the purchase price of one share of Common Stock will be carried forward into the employee’s payroll deduction account for the Plan, except that if the employee requests a refund of the residual, in accordance with procedures established by the Administrator, or if the employee terminates his or her employment, the balance shall then be refunded.

10. Issuance of Shares. Shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares.

11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee’s termination of employment for any reason (including death) prior to the last business day of a Plan Period, the employee’s participation in the Plan shall immediately terminate and thereafter no payroll deduction shall be taken from any pay due and owing to such employee and the balance in the employee’s account shall be paid to the employee or, in the event of the employee’s death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law) or (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee’s estate or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion or as may be required under applicable law, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan as of the date of such action.

12. Optionees Not Shareholders; No Enlargement of Employee Rights. Neither the granting of an Option to an employee nor the deductions from his or her pay shall constitute such employee a shareholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him or her. In addition, nothing contained in this Plan shall be deemed to give any employee the right to be retained in the employ of the Company or of the Designated Subsidiary or to interfere with the right of the Company or the Designated Subsidiary to discharge any employee at any time.

13. Rights Not Transferable. Rights under this Plan and Options granted under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or a Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or a Committee to give proper effect to such event.

16. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 51% by voting power of the capital stock of the surviving corporation (“Continuity of Control”), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the same securities or property to which a holder of one share of the Common Stock was entitled upon and at the time of such merger or consolidation, and the Administrator shall take such steps in connection with such merger or consolidation as the Administrator shall deem necessary to assure that the provisions of Section 16 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

In the event of a merger or consolidation of the Company with or into another corporation which does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan, (i) subject to the provisions of clauses (ii) and (iii), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; or (ii) all outstanding Options may be cancelled by the Administrator as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (iii) all outstanding Options may be cancelled by the Administrator as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to his account as of a date determined by the Board or a Committee, which date shall not be less than ten (10) days preceding the effective date of such transaction.

17. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (i) if the approval of any such amendment by the shareholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (ii) in no event may any amendment be made which would cause the Plan to fail to comply with Section 423 of the Code.

18. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Administrator will allot the shares then available on a pro rata basis.

19. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

20. Governmental Regulations. The Company shall have no obligation to sell and deliver shares of Common Stock under this Plan unless and until (i) it has taken all actions required to register the shares of Common Stock under the Securities Act of 1933; (ii) any applicable listing requirement of any stock exchange or the New York Stock Exchange (to the extent the Common Stock is then so listed or quoted) for the Common Stock is met; and (iii) all other applicable provisions of state and federal law have been satisfied.

21. Governing Law. The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22. Available Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23. Notification Upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased. As a condition to the exercise of an Option, the Company may require the employee exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if such a representation is required by applicable law.

24. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may deduct, to the extent permitted by law, any such taxes from any payment of any kind otherwise due to an employee.

25. Effective Date and Approval of Shareholders. The Plan was originally approved by the Board on March 24, 2006, and by the shareholders on May 9, 2006. On March 25, 2010, the Board approved an amendment to the Plan to increase by 750,000 the number of shares reserved and available under the Plan, which amendment was approved by the shareholders on                     , 2010. The Plan, as amended, shall take effect upon the adoption of the amendment to the Plan by the Board, subject, however, to subsequent approval of the Plan by the shareholders of the Company as required by Section 423 of the Code, which shareholder approval must occur within twelve months of the adoption of the Plan by the Board. No Option granted under this Plan may be exercised unless or until such shareholder approval has been obtained.

ANNUAL MEETING OF SHAREHOLDERS OF

SYNIVERSE HOLDINGS, INC.

May 6, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2010:

The Company’s proxy statement and annual report to shareholders are available at www.syniverseproxy.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

1. ELECTION OF DIRECTORS:

O Robert J. Marino

O Tony G. Holcombe

O Jason Few

O Robert J. Gerrard, Jr.

O James B. Lipham

O Wendy J. Murdock

O Jack Pearlstein

O Timothy A. Samples

O Fritz E. von Mering

2. Ratify and approve the selection of Ernst & Young LLP as the independent auditors for Syniverse Holdings, Inc. for 2010.

3. Proposal to approve Amendment to the Syniverse Holdings,

Inc. 2006 Employee Stock Purchase Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE

MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS

PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS

MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN

ITEM 1, FOR ITEM 2 AND FOR ITEM 3. THE PROXIES WILL USE THEIR

DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS MAY

PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT

THEREOF.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual

Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

FOR AGAINST ABSTAIN

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”

and fill in the circle next to each nominee you wish to withhold, as shown here:

NOMINEES:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

--------------- Please detach along perforated line and mail in the envelope provided. ----------------

20933000000000000000 0 050610

0

14475

PROXY

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction via the Internet at

WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Tony G. Holcombe and Laura E. Binion, and each of them,

proxies of the undersigned, with full power of substitution, to vote all shares of common stock of

Syniverse Holdings, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 6, 2010,

or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(Continued and to be signed on the reverse side.)